UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         Inform Worldwide Holdings, Inc.
                         -------------------------------
               (Exact name of registrant as specified in charter)

                                    Colorado
                                    --------
         (State or other jurisdiction of incorporation or organization)

                                   84-1425882
                                   ----------
                      (I.R.S. Employer Identification No.)

                       10333 E. Dry Creek Road, Suite 270
                       ----------------------------------
                               Englewood, CO 80112
                               -------------------
                                  303-662-0900
                                  ------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Larry G. Arnold
                                 ---------------
                       Chairman & Chief Executive Officer
                       ----------------------------------
                       10333 E. Dry Creek Road, Suite 270
                       ----------------------------------
                               Englewood, CO 80112
                               -------------------
                                  303-662-0900
                                  ------------
    (Address, including zip code, and telephone number, including area code, of agent for services)


                                 With Copies to:
                                 ---------------
                               Charles Mack, ESQ.
                               ------------------
                               Gerry Fishman, ESQ.
                               -------------------
                               Wolin & Rosen Ltd.
                               ------------------
                        55 West Monroe Street, Suite 3600
                        ---------------------------------
                             Chicago, IL 60603-5011
                             ----------------------
                                  312-424-0600
                                  ------------
  (Name, address, including zip code, and telephone number, including area code, of agent for service)

        (Approximate date of commencement of proposed sale to the public) From time to time after the effective date of this registration statement.
   --------------------------------------------------------------------------


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration for the same offering. [ ]
--------------------------------------------------------------------------------

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]
--------------------------------------------------------------------------------

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]
--------------------------------------------------------------------------------

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                        CALCULATION  OF  REGISTRATION  FEE

                                           Amount to be      Proposed maximum     Proposed maximum     Amount of
Title of each class of securities to be     registered      offering price per   aggregate offering   Registration
registered                                     unit               price                  fee
         ----------------------           ---------------    -----------------     -----------------   ------------
  Inform Worldwide Holdings, Inc.            3,318,462(1)  $           0.49 (2)  $         1,626,046  $      406.51
Class A Common Stock, no par value

     (1) Represents the number of shares of Inform Worldwide Holdings Inc. class A common stock issued upon the conversion of class A preferred shares on December 18, 2000 following a conversion agreement in October 1999.

     (2) Pursuant to Rule 457 (c), the proposed offering price and registration fee are based upon the closing price of our common stock as reported on the NASDAQ Over-The-Counter Bulletin Board on April 12, 2001.

                 -------------------------------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE
SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
                 -------------------------------------------

                   SUBJECT TO COMPLETION, DATED APRIL 13, 2001

                         Inform Worldwide Holdings, Inc.
                                   PROSPECTUS
                    3,318,462 Shares of class A common stock

                                  TERMS OF SALE

This prospectus relates to the resale by the holders of shares of common stock of Inform Worldwide Holdings, Inc. The common stock is listed on the NASDAQ Over-The-Counter Bulletin Board (OTC BB) under trading symbol "IWWH". On April 12, 2001, the last reported sale price of the common stock on the OTC BB was $.49 per share.

Neither the Securities and Exchange Commission nor any state securities commissions has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is April 13, 2001

Table  of  contents

                                                                                Page
SUMMARY  OF  THE  PROSPECTUS . . . . . . . . . . . . . . . . . . . . . . . . . .   5
FORWARD-LOOKING  STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . .   5
RISK  FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
USE  OF  PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
DETERMINATION  OF  OFFERING  PRICE . . . . . . . . . . . . . . . . . . . . . . .   9
DILUTION.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
SELLING  SECURITY  HOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
PLAN  OF  DISTRIBUTION.. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
LEGAL  PROCEEDINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
DIRECTORS,  EXECUTIVE  OFFICERS,  PROMOTERS  AND  CONTROL  PERSONS . . . . . . .  13
SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL  OWNERS  AND  MANAGEMENT. . . . . .  15
DESCRIPTION  OF  SECURITIES. . . . . . . . . . . . . . . . . . . . . . . . . . .  16
DIVIDEND  POLICY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
LEGAL  MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
LIABILITIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
ORGANIZATION  WITHIN  LAST  FIVE  YEARS. . . . . . . . . . . . . . . . . . . . .  18
DESCRIPTION  OF  BUSINESS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OR  PLAN  OF  OPERATION . . . . . . . .  22
DECRIPTION  OF  PROPERTY . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSATIONS. . . . . . . . . . . . . . . .  24
MARKET  FOR  COMMON  STOCK  AND  RELATED  STOCK  MATTERS . . . . . . . . . . . .  24
EXECUTIVE  COMPENSATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
JUNE  30,  2000  FINANCIAL  STATEMENTS . . . . . . . . . . . . . . . . . . . . .  27
DECEMBER  31,  2000  FINANCIAL  STATEMENTS . . . . . . . . . . . . . . . . . . .  41
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
DISCLOSURE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS. . . . . . . . . . . . . . . . . .  50
OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION.. . . . . . . . . . . . . . . .  50
RECENT  SALES  OF  UNREGISTERED  SECURITIES. . . . . . . . . . . . . . . . . . .  51
EXHIBITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
UNDERTAKINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
SIGNATURES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
POWER  OF  ATTORNEY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

                            SUMMARY OF THE PROSPECTUS

We are a developer and a syndicator of location based services through internet and wireless devices. We were founded in Colorado in August of 1997 as Anything Corporation and later Anything Internet Corporation. We merged with Inform Worldwide Inc., a Colorado corporation in June 2000 to focus on the business direction of location based services.

Our products include internet mapping, internet based valuable asset tracking, emergency information management system, and geographical information system related customized software solution services. We also operate an internet reminder service focusing on scheduled messaging service and two way messaging service through the internet.

Our principal office is located at 10333 East Dry Creek Road, Suite 270, Englewood, Colorado 80112, and its telephone number is 303-662-0900.

We propose to register 3,318,462 shares of restricted class A common stock issued to our preferred stock holders on December 18th, 2000, pursuant to a share exchange offer by the company in October 1999. On December 18th, 2000, the company had 1,106,154 shares of class A preferred shares outstanding. Each Class A Preferred Share is convertible into three shares of Common Stock and bears a 12% per annum interest rate, payable in preferred stock. We called the conversion of all outstanding preferred stock on December 18th, 2000. According to the exchange agreement in October 1999, we are registering the 3,318,462 shares as a result of the principal conversion.


                           FORWARD-LOOKING STATEMENTS.

This prospectus contains certain forward-looking statements based on current expectations that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including the risk factors set forth in this prospectus. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock, could decline and you may lose part or all of your investment. The cautionary statements made in this prospectus should be read as being applicable to all forward-looking statements wherever they appear in this prospectus.

                                  RISK FACTORS

If you purchase shares of Inform Worldwide Holdings, Inc., you will take on substantial financial risk. In deciding whether to invest, you should carefully consider the following risk factors in addition to the other information included and incorporated in this prospectus.

WE HAVE A LIMITED OPERATING HISTORY, WHICH MAKES IT DIFFICULT TO PREDICT OUR FUTURE PERFORMANCE

We were incorporated under the laws of the state of Colorado in October 1997 and began selling computer hardware, software and peripheral products through our internet storefronts in December 1997. We operated these storefronts until October 1999 when loss of margin on product and increased competition forced us to change our business. We began our Anyreminder.com service in October 1999 and continued to look for another business to merge or acquire. In June 2000, we entered into the location commerce business and purchased Inform Worldwide, Inc. Inform was founded in 1993 as Inform Technologies in the state of Colorado.
Inform focused its efforts in the area of geographical information system related training and consulting activities before the acquisition.

Since the acquisition of Inform, we have been engaged in organizational activities, including developing a business plan, a strategic operating plan, entering into various collaborative agreements for the development of products, and development of our pilot internet-ready location-based services products. Accordingly, we have no relevant operating history in the field of location based services on which to base an evaluation of our business and prospects.

WE FACE RISKS ENCOUNTERED BY EARLY-STAGE COMPANIES AND MAY BE UNSUCCESSFUL IN ADDRESSING THESE RISKS.

We face risks frequently encountered by early-stage companies in new and rapidly evolving markets, including the market for location based services. We may not succeed in addressing these risks, and our business strategy may not be successful. These risks include, but are not limited to, risks of unforeseen capital requirements, lack of fully-developed products, failure of market acceptance, failure to establish business relationships, reliance on outside contractors for the manufacture and distribution of proposed products, and competitive disadvantages as against larger and more established companies.

WE HAVE A HISTORY OF LOSSES, EXPECT FUTURE LOSSES, AND ARE UNSURE OF WHEN WE WILL BE PROFITABLE.

We have not achieved profitability and expect to continue to incur operating losses for the foreseeable future. We have incurred net losses of $5.4 million as of December 31, 2000. We recently increased our operating expenses and capital expenditures in order to accelerate our growth and then had to reduce our operating expenses due to lack of funding. We expect further increases in operating expenses, including expanding our development capability and marketing and brand name promotion over the next six months and to build our location E-hub platform. Although our revenues will grow in the future, we will need to significantly increase revenues to achieve profitability. Even if we do achieve profitability, we may be unable to sustain profitability on an annual basis in the future. It is possible that our revenues will grow more slowly than we anticipate or that operating expenses will exceed our expectations.

OUR SYNDICATED LOCATION SERVICE MODEL IS NOT A PROVEN BUSINESS MODEL AND OUR ACQUIRED LICENSE RIGHTS NEED SIGNIFICANT FURTHER DEVELOPMENT

The location-based services industry is brand new and evolving. Although this industry is predicted to have exponential growth during the next five years, the application service provider revenue model is not a proven revenue model. Our business or revenue model may not be successful. Additionally, the license rights we acquired from Inform Worldwide, Inc. need significant additional development for Internet and Wireless delivery and adaptation to the US market. We will need to invest significantly more resources in these products in order to compete with existing products and services in the US market. We have recently downsized after expansion and may not have the resources to complete the productization of acciuired licensing rights and may not enter the market successfully.

WE  MAY  NOT  BE  ABLE  TO  KEEP  PACE  WITH  EVOLVING STANDARDS OF THE INDUSTRY

There is no established industry standard in terms of wireless communication devices and location-based services. Our technology may not prove to be the chosen standards of the industry and therefore we may not be able to keep up with the evolving standards of the industry. If we do not keep pace with evolving standards of the industry, our application and services may not be accepted by the market.

EXISTING MAJOR SHAREHOLDERS ARE ABLE TO EXERCISE CONTROL OF OUR COMMON STOCK AND MAY MAKE DECISIONS THAT ARE NOT IN THE BEST INTEREST OF ALL SHAREHOLDERS.

Insider control of a large amount of our common stock could have an adverse effect on the market price of our common stock. Although they are under no obligation to do so, if our officers, directors, founders and their affiliates were to vote together, they would have the ability to control the election of our board of directors and the outcome of corporate actions requiring shareholder approval, including mergers and other changes of corporate control, going private transactions and other extraordinary transactions. This concentration of ownership may have the effect of delaying or preventing a change of control of our company, even if this change of control would benefit shareholders.

WE MAY NEED ADDITIONAL FINANCING, AND OUR PROSPECTS FOR OBTAINING IT ARE UNCERTAIN.

We may be unable to obtain necessary additional financing in the future. Currently, our business does not generate the cash necessary to fund our operations. We anticipate that our available cash resources combined with the net proceeds from private placement offering will be sufficient to meet our anticipated capital expenditures and working capital requirements through the next six months. Thereafter, we expect we will need to raise additional funds to develop or enhance our services or products, fund expansion, respond to competitive pressures or acquire businesses or technologies. Unanticipated expenses, poor financial results or unanticipated opportunities that require financial commitments could give rise to earlier financing requirements. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our existing shareholders would be reduced, and these securities might have rights, preferences or privileges senior to those of our common stock. Additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of business opportunities, develop or enhance services or products or otherwise respond to competitive pressures would be significantly limited, and we might need to significantly restrict our operations.

OUR CURRENT BUSINESS PLAN DEPENDS IN SIGNIFICANT PART ON THIRD PARTY RELATIONSHIPS, MANY OF WHICH ARE SHORT-TERM OR TERMINABLE.

We presently rely on our arrangements with strategic partners to provide key services, marketing opportunities, technologies, clients and users. Our partners under some circumstances may terminate these arrangements. If our relationships with our strategic partners were terminated, we would have to adapt our operations or business plan, which may take time and may interrupt the provision of affected services. In addition, many companies that we may approach for a strategic relationship in the future may have conflicting relationships with others. As a result, these companies may be reluctant to enter into strategic relationships with us. If we do not establish additional, and maintain existing, strategic relationships on commercially reasonable terms or if our strategic relationships do not result in an increase in the number of users of our services, we may be unable to continue to offer existing products or to develop new products and we may not experience a significant portion of the anticipated growth in our clients and the number of end-users of our services. As a result, we may not generate sufficient revenues to achieve profitability, and the price of our common stock is likely to fall. In addition, strategic relationships may be difficult to implement and may not provide the anticipated benefits.

WE FACE A COMPETITIVE LABOR MARKET FOR HIGHLY SKILLED EMPLOYEES WHOM WE MUST ATTRACT, RETAIN AND MOTIVATE IN ORDER TO EXECUTE OUR GROWTH PLAN.

Our future success depends on our ability to attract, train, motivate and retain highly skilled employees. Competition for employees among location based service companies, internet and software companies is intense, particularly in the Denver, Colorado area in which our headquarters are located. Market wages for employees include expectations for significant stock-based compensation. We may be unable to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. The inability to attract additional qualified personnel could disrupt the implementation of our growth strategy upon which the success of our business depends.

WE ARE HIGHLY DEPENDENT ON THE ACCEPTANCE AND EFFECTIVENESS OF THE INTERNET AND WIRELESS COMMUNICATION DEVICES AS A MEDIUM FOR COMMERCIAL TRANSACTIONS AND ON THE INCREASED USE OF THE INTERNET AND WIRELESS COMMUNICATION DEVICES BY OUR CUSTOMERS TO OBTAIN LOCATION BASED INFORMATION.

The future success of a number of our products and services is dependent in large part on an increase in the use of the internet and wireless communication devices for business transactions with customers and for consumers location requirements. The electronic commerce market is new and rapidly evolving and the extent of customer acceptance of the internet and wireless communication devices cannot yet be determined. If a sufficiently broad base of customers do not accept the use of the internet or wireless communication devices for transacting business or do not use the internet to locate our products and services, our business, financial condition and results of operations could be materially and adversely affected.

OUR  SALES  AND  MARKETING  STRATEGY  HAS  NOT BEEN TESTED AND MAY NOT RESULT IN
SUCCESS

Our sales and marketing efforts have been largely untested in the marketplace, and may not result in sales of our products and services. To penetrate the location-based service market, we will have to exert significant effort and incur significant costs to create awareness of, and demand for, our services. Our failure to further develop our sales and marketing capabilities and successfully market our services could have a negative effect on our business.

IF WE ARE UNABLE TO DEVELOP A BRAND NAME, WE MAY BE UNABLE TO COMPLETE EFFECTIVELY AGAINST COMPETITORS WITH GREATER BRAND NAME RECOGNITION.

We may be unsuccessful in development of our brand name. As competitive pressures in the location based services industry increase, we expect that brand name strength will become increasingly important. If we cannot develop our brand name, we may be unable to maintain or increase our position in the market place, which would lead to decreased revenues from clients. We intend to devote substantial resources to develop a brand name. The reputation of our brand name will depend on our ability to provide a high-quality service, products and delivery experience for consumers. Our existing and potential competitors may develop superior brand name services that achieve greater market acceptance than our products. We cannot assure you that we will be able to compete successfully or that competitive pressures will not adversely affect our business.

THE LOSS OF THE SERVICES OF ANY OF OUR EXECUTIVE OFFICERS OR KEY PERSONNEL WOULD LIKELY CAUSE OUR BUSINESS TO SUFFER.

Our future success depends to a significant extent on the efforts and abilities of our senior management and other key employees, including our technical and sales personnel. The loss of the services of any of these individuals could harm our business. We have employment agreements with many of our key personnel, but we do not have key-person insurance for any of our employees.

WE MAY NEED TO INCUR LITIGATION EXPENSES IN ORDER TO DEFEND OUR INTELLECTUAL PROPERTY RIGHTS, AND MIGHT NEVERTHELESS BE UNABLE TO ADEQUATELY PROTECT THESE RIGHTS.

We may need to engage in costly litigation to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the intellectual property rights of others. We cannot assure you that our efforts to prevent misappropriation or infringement of our intellectual property will be successful. An adverse determination in any litigation of this type could require us to make significant changes to the structure and operation of our online services and features or to license alternative technology from another party. Implementation of any of these alternatives could be costly and time-consuming and may not be successful. Any intellectual property litigation would likely result in substantial costs and diversion of resources and management attention. Despite actions we take to protect our intellectual property rights, it may be possible for third parties to copy or otherwise obtain and use our intellectual property without authorization or to develop similar technology independently. In addition, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in internet-related businesses are uncertain and still evolving. Although we are not currently engaged in any lawsuits for the purpose of defending our intellectual property rights, we may need to engage in such litigation in the future. Moreover, we may be unable to maintain the value of our intellectual property rights in the future.

WE FACE RISKS FROM POTENTIAL GOVERNMENT REGULATIONS AND OTHER LEGAL UNCERTAINTIES RELATING TO THE INTERNET.

Laws and regulations that apply to internet communications, e-commerce and advertising are becoming more prevalent. The adoption of such laws could create uncertainty in use of the internet and reduce the demand for our services. Additional laws and regulations may be proposed or adopted with respect to the internet, covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. The passage of legislation regarding user privacy or direct marketing on the internet may reduce demand for our services or limit our ability to provide customer information to marketers. Furthermore, the growth of electronic commerce may prompt calls for more stringent consumer protection laws. The adoption of consumer protection laws that apply to online marketing could create uncertainty in internet usage and reduce the demand for our services. In addition, we are not certain how our business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. It is possible that future applications of these laws to our business could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs. Our services are available on the internet in many states and foreign countries, and these states or foreign countries may claim that we are required to qualify to do business in their jurisdictions. Currently, we are qualified to do business only in Colorado and Florida. Our failure to qualify in other jurisdictions if we were required to do so could subject us to taxes and penalties and could restrict our ability to enforce contracts in those jurisdictions.

SYSTEM  INTERRUPTION  MAY  CAUSE  OUR  BUSINESS  TO  SUFFER

Our efforts are mostly focused on the internet, and our future revenues depend on the number of visitors to our website who use the services. The satisfactory performance, reliability and availability of our website, transaction processing systems and network infrastructure are critical to our ability to attract and retain visitors at our website. If we experience system interruptions due to our fault or the fault of third parties that prevent our customers and potential customers from accessing our internet and wireless services, our online business could be adversely affected, and we could lose sales opportunities and visitor traffic.

WE  MAY  NOT  BE  ABLE  TO  RESPOND  TO  THE  RAPID  TECHNOLOGY  CHANGE

The internet market is characterized by rapidly changing technologies, frequent new product and service introductions and, evolving industry standards. The recent growth of the internet and intense competition in the industry exacerbate these market characteristics. We need to effectively integrate the various software programs and tools required to enhance and improve product offerings and management of our business. Our success will depend on our ability to adapt to rapidly changing technologies by continually improving the performance features and reliability of its services. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new products and services. In addition, new enhancements must meet the requirements of current and prospective users and must achieve significant market acceptance. We could also incur substantial costs if we need to modify our service or infrastructures to adapt to these changes.

SECURITY  CONCERNS  MAY  PREVENT  ACCEPTANCE  OF  OUR  INTERNET  SERVICES

The need to securely transmit confidential information over the internet has been a significant barrier to electronic commerce and communications over the internet. Any well-publicized compromise of security could deter people from using the internet or using it to conduct transactions that involve transmitting confidential information. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches.

POTENTIAL LIABILITY IF THIRD PARTIES MISAPPROPRIATE OUR USERS' PERSONAL INFORMATION

If third parties are able to penetrate our network security or otherwise misappropriate users' personal information or credit card information, we could be subject to liability. This could arise from claims for misuse of personal information, such as for unauthorized marketing purposes. These claims could result in litigation. In addition, the Federal Trade Commission and state agencies have been investigating various internet companies regarding their use of users' personal information.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the securities offered by the prospectus. All shares registered will be held in individual shareholders' accounts and may be sold through brokerage in the future. All proceeds will be payable solely to the selling security holders, less any compensation payable by the selling security holders to broker dealers in the form of commissions or otherwise.

                         DETERMINATION OF OFFERING PRICE

The proposed offering price is based upon the closing price of our common stock as reported on the NASDAQ Over-the-Counter Bulletin Board on April 12, 2001.

                                    DILUTION.

The 3,318,462 shares have been issued as of December 18, 2000. No dilutions exist due to the registration of these shares.

                            SELLING SECURITY HOLDERS

We issued the shares of common stock offered by this prospectus pursuant to an agreement with our class A preferred shareholders. The 3,318,462 shares offered in this registration was converted from 1,106,154 shares of class A preferred shares on December 18, 2000.

For purposes of this prospectus, the term selling security holder includes the holders named below, the beneficial owners of these shares and their transferees, pledgees, donees or other such successors. The percent of beneficial ownership for each stockholder is based on 8,348,317 shares of common stock outstanding as of February 28, 2001.

The following table sets forth information with respect to the selling security holders as of February 28, 2001 and the shares beneficially owned by them that they may offer pursuant to this prospectus. We have obtained this information from our transfer agent, Transfer Online.

                                                                  Shares of
                                                                   Common      Shares of     Percentage of
                                                                    Stock     Common Stock   Common Stock
                                                                 Registered   Beneficially   Beneficially
                                                                   Hereby     Owned on the  Owned on this
                                                                 (Principal   Date of This   Date of This
Selling Security Holders                                         Conversion)  Prospectus**    Prospectus
------------------------------------------------------           -----------  ------------  --------------
Dorothy Rae Abram Trust 3-4-94                                           150           168              *
Advanced Clearing FBO Jeffrey A. Ritenour Rollover IRA                   300           336              *
Leon Albert                                                              129           145              *
Stan L Albrecht & Joyce V. Albrecht                                       63            71              *
Tacuma Alexander                                                         165           185              *
Antopia Estate Services Ltd.                                         187,500       210,000            2.5%
Johnathan Baldwin                                                        300           336              *
Banyan Corporation***                                                709,410       797,040            9.5%
Elly Barnes                                                              606           679              *
Bat Enterprise Inc.                                                      171           192              *


                                        9

Robie C. Blair                                                        75,000        84,201              1%
Scott W Bowden                                                             6             7              *
Robert D. Boyer                                                        3,750         4,200              *
Briercret Limited                                                    165,000       214,800            2.6%
Maynard M. Brittan                                                       162           182              *
Diane E Burton & Jon A. Mine Jt Ten                                      213           239              *
M Victor Byrd & Virginia E. Byrd JTWROS                                   39            44              *
Fred Canham                                                            1,500         1,680              *
Ron C Carlstrom                                                        1,500         1,680              *
Jane Carter & William Michael Dunway Jt Ten                              675           756              *
Thomas Lee Cartwright & Teresa Wright Jt Ten                             162           182              *
The Black River Diversity Group                                           54            61              *
Lyncoya Simpson                                                           48            54              *
TD Waterhouse Bank Cust. For Maria Simpson IRA Rollover                  162           182              *
TD Waterhouse Bank Cust. For Lyncoya Simpson IRS                        1500          1680              *
Francis H & Mary A Chartrey TTEES                                        300           336              *
Jerry Patrick Clare                                                      375           420              *
William E Cochran & Kelley A Cochran JTWROS                              324           363              *
Carole Cohen                                                           1,035         1,160              *
Stephen Cohen                                                             48            54              *
William R Collins                                                          9            11              *
Andre M Conway                                                            30            34              *
Joseph A Corforte & Michael Corforte JT TEN                               99           111              *
John E Davis & Lorranine G. Davis JT TEN                                  30            34              *
Dean Witter Reynolds Cust FBO Helen M. Mohoric                           300           336              *
Dean Witter Reynolds Cust FBO George G. Lash                             300           336              *
Alfred Delisle                                                       181,500       269,284            3.2%
Ben Dickerson                                                          1,425         1,596              *
DLJSC CUST FBO IRA Harold F. Niedecken                                   750           840              *
DLJSC CUST FBO IRA Mary S. Sears                                         180           202              *
DLJSC CUST FBO IRA Michael McDowell                                      750           840              *
Elizabeth D Dodson                                                        24            27              *
Ronald I & Kathleen T Donovan Jt Ten                                      33            37              *
Douglas Ricahrd & Ellen Rubel Willardson Jt                               99           111              *
Dreyfus Brokerage Services, Inc.                                       4,500         5,040              *
Jeffrey Scott Duszynski                                                1,500         1,680              *
Joseph Dvorak Sr.                                                         66            74              *
Tom S Evans                                                              357           400              *
Radwan M Fadlallah                                                     1,050         1,176              *
Jane Elizabeth Favret                                                    165           185              *
Elliot Federico                                                        1,500         1,680              *
Kenneth Fish & Carrol Fish Jt Ten                                        450           504              *
Patrick J Fitzgerald & Helen Fitzgerald Jt Ten                           147           165              *
Daisy Flores & Humberto Flores                                           300           336              *
Lawrence A Florio & Dixie S. Florio Jt Ten                                63            71              *
FMT CC CUST IRA FBO Patrick J Fitzgerald                                 150           168              *
FMT CC TTEE FRP PS A/C East Capital Grp PS FBO James O Kopietz           408           457              *
FMT CO CUST IRA Rollover FBO Richard Greene                              129           145              *
Iliana A Foltz                                                            81            91              *
Christopher Raymond Frame                                                675           756              *
Francis M Furgal                                                           3             4              *
Freda D Goldstein                                                         33            37              *
Gruntal & Co LLC Cust FBO IRA Michael L. Beatley                       4,500         5,040              *
Newman Guttman & Dorothy Guttman                                         300           336              *
Newman Guttman Trust 5-24-96                                           1,800         2,016              *
Evelyn E & Wilburt Harris Jt Ten                                          33            37              *
Thomas J Hatton                                                          150           168              *
William J Hayden                                                          63            71              *
Louis J Henault & Debra M. Henault JTWROS                                 33            37              *
David Hill                                                             1,500         1,680              *
Richard Hodges                                                           327           367              *
M C & Patricia Jo Hothem Jt Ten                                       22,500        25,200              *
Donald E Houtchens                                                     6,000         6,720              *
William T. Howle III                                                     819           918              *
William T Howle Cust FBO Molly F Howle UTMA AL                            66            74              *
Percy Jackson                                                          2,250         2,520              *


                                       10

JAFLC Capital Management Ltd.                                         40,200        45,024              *
Robert W Jude & Lara M. Jude Jt Ten                                      225           252              *
John Jurcenko                                                            354           397              *
Ronald W Kavchok & Irene Kavchok Jt Ten                                   48            54              *
Joseph Kelsey & Roberta L. Kelsey                                         66            74              *
Steven M Kerr                                                             66            74              *
Michael C Kircher                                                         27            31              *
James O Kopietz                                                        2,817         3,156              *
William Kroske****                                                   237,450       275,878            3.3%
Jason Krouse & Nicole Krouse                                             159           179              *
David Lazarus                                                            912         1,022              *
Malcolm L Lester & Connie J Lester JTWROS                                 15            17              *
Leon Levin & Marianne Levin JTWROS                                        12            14              *
Lori Livingston                                                        3,003         3,364              *
Warren A Logan                                                            30            34              *
John H Lonnquist                                                      13,500        15,120              *
Paul D Loveridge & Rodney A Blume FBO Julie S                            600           672              *
Yiping Lu                                                                 72            81              *
Randall Marsian                                                          900         1,008              *
Ronald W Masters                                                         150           168              *
Susan F McCanless                                                        261           293              *
Tom Mcmahon                                                              297           333              *
Merrill Lynch Pierce Fenner & Smith Incorporated                         288           323              *
Merrill Lynch Pierce Fenner & Smith Incorporated                       7,500         8,400              *
Matthew D. Millen                                                      1,500         1,680              *
Stattler Mood                                                            750           840              *
John P Moore                                                             375           420              *
Ken Myers & Eileen Myers JTWROS                                          450           504              *
Thomas F Nalepa & Cheryl J Nalepa                                         30            34              *
Natexis Banque Populaire                                                 615           689              *
National Investor Service                                                 48            54              *
Gruntal & CO LLC Cust FBO IRA Jeffrey Nezowitz                           150           168              *
Thomas F Nye                                                           3,231         3,619              *
Douglas C Olson                                                          600           672              *
Olympus Imports and Exports Ltd.                                     247,500       277,200            3.3%
Paragon Communications Ltd.                                           31,800        65,866              *
Lloyd K. Parrish Jr.                                                  43,590        48,821              *
John Michael Pearson                                                     393           441              *
David M Pellegrin                                                      1,500         1,680              *
James J Phannenstill                                                   1,500         1,680              *
Pirmin Keller                                                          3,000         3,360              *
Henry Martin Plawecki                                                  4,500         5,040              *
Andrew Mcgee Porter                                                      300           336              *
Frank R Pratt & Stephanie L Pratt Jt Ten                                 750           840              *
Premier Entertainment and Productions Ltd.                           225,000       252,000              3%
Don Prosser                                                           60,000        82,300              1%
Nathan Rakita                                                            660           740              *
Debbie Raplee                                                             15            17              *
Red Barron Charter Lines Ltd.                                        225,000       252,000              3%
A M & S Reinersts Jt Ten                                                  33            37              *
Alan Rheingold                                                           654           733              *
Jeffrey A Ritenour                                                        75            84              *
Richard D Roberge                                                        150           168              *
Daniel J Rode                                                            162           182              *
Daniel J Rode                                                            327           367              *
Floyd Roney                                                              300           336              *
David P Root                                                           1,500         1,680              *
Derek Root                                                               639           716              *
George Roubekas                                                          162           182              *
Michael Russo                                                            333           373              *
Raymond D. Schick & Alice Schick JTTEN                                 6,483         7,262              *
Raymond D. Schick                                                     45,000        50,401              *
Robert C Schick****                                                  319,347       407,670            4.9%
Morton Schnessel                                                         261           293              *
Karen D. Sebastiani                                                   10,500        11,760              *
Tomas Sedlacek                                                           327           367              *


                                       11

Kenneth R Segars                                                          15            17              *
Saket B Sharan                                                         3,000         3,360              *
Frank Anthony Sica                                                     2,400         2,688              *
J. Scott Sitra****                                                    15,000        16,801              *
Lawrence A. Stanley                                                   27,315        30,593              *
Jeri Steppat FBO Elizabeth Reece                                         750           840              *
Jeri Steppat FBO Michael Steppat                                         750           840              *
Robert A & Valerie V Stoughton Jt Ten                                     33            37              *
Donald J Stumpo                                                          150           168              *
Michael R Sullivan                                                       162           182              *
Sunamerica Trust Co. CUST FBO IRA Ronald J. Meyer                      1,275         1,428              *
Swiss American Securities                                                102           115              *
Walter Szramowski Jr & Marie Szramowski Jt Ten                           654           733              *
Tin Hong Trading Company Ltd.                                        250,251       280,282            3.4%
James W. Tindell & Louise A. Tindell Jt Ten                            3,000         3,360              *
Tonya Tompkins                                                           300           336              *
U S Clearing Corp                                                     15,000        16,800              *
Valeure Mobllieres Desiardins Inc                                        810           908              *
Ronald D & Christine M Van Hoorebeke Jt Ten                               66            74              *
James L Van Horn III & Elizabeth F Van Horn Jt Ten                        81            91              *
Douglas Wayne Vaughn                                                   1,500         1,680              *
Yvonne C Vaughn                                                        3,000         3,360              *
VFTC Cust FBO IRA David Sanford                                          606           679              *
Waterhouse Bank Cust Terry F Tanner Jr IRA                               300           336              *
Gregory Scott Waugh                                                    7,500         8,400              *
Irving Weissler                                                          426           478              *
Lance Weldgen                                                            150           168              *
Victoria A Weller                                                      1,500         1,680              *
Steven L Whitcom                                                         786           881              *
Douglas Richard Willardson                                                66            74              *
Huey R Wyles                                                             129           145              *
Cameron B. Yost****                                                   43,320        48,520              *
Suan Yost                                                              1,308         1,465              *
Charles Young                                                            201           226              *
---------------------------------------------------------------  -----------  ------------  --------------
(Total Number of Common Shares Outstanding After Conversion
& Interest Payment)                                                                              8,348,317
---------------------------------------------------------------  -----------  ------------  --------------
Total                                                              3,318,462     3,920,708             40%
===============================================================  ===========  ============  ==============

* Less  than  1%.
** Not  including  shares  which  may  be  beneficially  owned  and  not  of  record.
*** Former  10%  beneficial  owner
**** Former  Officers  and  Directors


                              PLAN OF DISTRIBUTION.

The selling security holders may offer all 3,318,462 shares or part of the shares included in this prospectus from time to time in one or more types of transactions (which may include block transactions) on applicable exchanges or automated interdealer quotation systems, in negotiated transactions, through put or call options transactions relating to the securities offered by this prospectus, through short sales or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each selling security holder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The methods by which the selling security holders may resell their shares include, but are not limited to, the following:

- a cross or block trade in which the broker or dealer engaged by a selling security holder will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
- purchases by a broker or dealer as principal and resale by such broker or dealer for its account;
-    an  exchange  distribution  in  accordance with the rules of such exchange;
- ordinary brokerage transactions and transactions in which the broker solicits purchasers;
-    negotiated  transactions;
- short sales or borrowing, returns and reborrowings of the shares pursuant to stock loan agreements to settle short sales;
- pledge and hedging transactions with broker-dealers or other financial institutions;

- delivery in connection with the issuance of securities by issuers, other than us, that are exchangeable for (whether on an optional or mandatory basis), or payable in, such shares (whether such securities are listed on a national securities exchange or otherwise) or pursuant to which such shares may be distributed; and
-    a  combination  of  any  such  methods  of  sale  or  distribution.

In effecting sales, brokers or dealers engaged by a selling security holder may arrange for other brokers or dealers to participate in such sales. Brokers or dealers may receive commissions or discounts from a selling security holder or from the purchasers in amounts to be negotiated immediately prior to the sale.

We will not receive any of the proceeds from the sales of the securities by the security holders pursuant to this prospectus. We will, however, bear certain expenses in connection with the registration of the securities being offered by the selling security holders, including all costs, expenses and fees incident to the offering and sale of the securities to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Our common stock is listed for trading on the Nasdaq Over-The-Counter Bulletin Board, and the shares offered by this prospectus have been approved for quotation.

In order to comply with the securities laws of certain states, the selling security holders may only sell the securities through registered or licensed brokers or dealers. In addition, in certain states, the selling security holders may only sell the securities if they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements of such state is available and is complied with.

A selling security holder, and any broker dealer who acts in connection with the sale of shares hereunder, may be deemed an underwriter within the meaning of
Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the securities as principal might be deemed underwriting discounts and commissions under the Securities Act. Because the selling security holders may be deemed underwriters within the meaning of Section 2(11) of the Securities Act, the selling security holders will be subject to the prospectus delivery requirements of the Securities Act.

We are permitted to suspend the use of this prospectus in connection with the sales of securities by selling security holders upon the happening of certain events. These include the existence of any fact that makes any statement of material fact made in this prospectus untrue or that requires the making of additions to or changes in this prospectus in order to make the statements herein not misleading. The suspension will continue until such time as we advise the selling security holders that use of the prospectus may be resumed, in which case the period of time during which we are required to maintain the effectiveness of the registration statement shall be extended. We will bear the expense of preparing and filing the registration statement and all post-effective amendments.

                                LEGAL PROCEEDINGS

We are parties of legal proceedings arising during normal course of business. We have recorded probable and measurable liabilities related to the legal proceedings. We believe none of them will have material effect on our business.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages of the current Inform Worldwide Holdings management, their principal offices and positions within the Company and the date such person became a director or executive officer.

Name                Age  Position                                  Since
------------------  ---  ----------------------------------------  -------------
Larry G. Arnold      56  Chairman of the Board  & Chief Executive  March 2000
                         Officer

Donald Plekenpol     51  Director                                  November 2000

John Herbers         47  Director                                  November 2000


                                       13

J.D. Kish            46  Director, Treasurer & Secretary           November 2000

Mitzi Qin Mitchell   30  Controller                                July 2000
                         Assistant Treasurer, Secretary            September 2000


The following is a brief account of the business experience on each director and management of the Company. There are no family relationships between any Directors or Executive Officers of the Company.

Larry  G.  Arnold-CEO,  Chairman  of  the  Board

Larry Arnold has over thirty years of experience in corporate turnarounds and capitalization of four public companies. From 1996 until joining the Company, Mr. Arnold served as Chairman and CEO of Online Power Supply (OTC BB: OPWR). From 1990 until 1996, Mr. Arnold served as President, CEO and Chairman of the Board for Glitch Master, Inc., a PC power supply manufacturing and distribution company. In 1996, Glitch Master, Inc. merged with the now OnLine Power Supply, Inc. Mr. Arnold has also served as a Director of Hillsboro State Bank, Hillsboro, Kansas, for the past five years and is presently Vice Chairman of the Board. From February 1989 until July 1990, he served as Vice President, Treasurer and Director of Ryan-Murphy, Inc., a public company. From April 1988 to February 1989, he served as a financial consultant to Postmark Stores of America, Denver, Colorado. From January 1987 to April 1988, he was the President of Discount Converter Supply Company, Colorado Springs, Colorado, a private Colorado corporation, and from May 1985 to November 1986, Mr. Arnold was President of Nova Resources Corporation, Colorado Springs, Colorado, a public corporation. He holds a B.A. degree in Business Administration and has done graduate work at the University of Kansas and University of Colorado, Colorado Springs.

Donald  L.  Plekenpol-  Director

Mr. Plekenpol has served as CEO of VERSIFI Inc., an Internet infrastructure software company based in Newport Beach, California, since October 23, 2000. VERSIFI Inc. specializes in building easy-to-use, enterprise Java applications to enable the creation, delivery and management of dynamic web content. Prior to VERSIFI Inc, he has served as Vice President and General Manager of SAIC's Denver operations. The Denver SAIC operations include e-Business, management consulting, and ERP Sales and Implementation. Mr. Plekenpol brings with him over twenty-five years experience in the Internet, information technology, networking and telecommunications industries. He served in various executive positions with companies such as Ameritech, UNISYS, IntegrationWare and Webify, Inc. before he joined SAIC. Prior to Ameritech, Mr. Plekenpol spent twenty years of his career with IBM in various North American and Global executive marketing positions. He is the author of "Executive Guide to Telecommunications" 1994. Mr. Plekenpol holds a Bachelor of Arts degree from Valparaiso University. He also completed various IBM training programs and graduate work in the area of finance and marketing.

John  C.  Herbers-Director

Mr. Herbers has been President, Chief Executive Officer for Micro Source, Inc., an internet application service provider, since November 2000. With more than twenty-five years of senior management experience, he focuses on start-ups, turnarounds and the formation of strategic alliance and distribution channels for both private and publicly held companies. Prior to joining Micro Source, Mr. Herbers was Executive Vice President of Market Operations with Convergent Communications, Inc., an integrated communications provider located in Englewood, Colorado. Prior to his tenure at Convergent Communications, he served as CEO of Network Computer Solutions, a data integration company which was acquired by Convergent Communications.

J.D.  Kish,  CPA-  Director,  Treasurer  &  Secretary

Since 1990, JD Kish has been President of Kish, Leake & Associates, P.C., an Englewood based CPA firm, performing both private and SEC audits, tax compliance, and technology consulting. The firm is a member of the American Institute of CPA's, AICPA SEC Practice section, the Colorado Society of CPA's, and is licensed to perform WebTrustR engagements. From 1982 to 1990, Mr. Kish practiced as a Sole Practitioner in Englewood, Colorado. Mr. Kish received his BBA in Accounting from Ohio University in 1976, his CPA certificate in Illinois in 1980, and his MBA in Management Information Systems from Depaul University in Chicago in 1981. Mr. Kish is a licensed registered representative and financial principal with NASD.

Mitzi  Qin  Mitchell,  CPA  -  Controller,  Assistant  Secretary  and  Treasurer

Ms. Mitchell served as Controller for OnLine Power Supply, Inc. from March 1997 to June 2000. She implemented and managed the financial controls, information systems, mergers and acquisitions, public reporting and several rounds of equity and debt financing for OnLine Power Supply, Inc. Prior to OnLine Power Supply, Inc., Ms. Mitchell served in various capacities in the banking, hospitality, shipping and international trading industries. Ms. Mitchell is a licensed CPA and a member of the American Institute of CPAs, Colorado Society of CPAs and Institutional Management Accountants. She holds a BA degree in English Literature from AnHui University, P.R. China and a MS degree in Accountancy from University of Colorado.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company regarding the beneficial ownership of common stock as of February 28, 2001, by
(i)  each  Director  of the Company, (ii) each executive officer of the Company,
(iii) all directors and executive officers as a group, and (iv) each person known to the Company to be the beneficial owner of more than 5% of its outstanding shares of common stock. Percentage of ownership is based on 8,348,317 shares of common stock issued and outstanding as of February 28, 2001.

                                                                     Common
                                                                     Shares     Percent of Class
Directors and Executive Officers                                      Owned         (2) (3)
--------------------------------                                    ---------  -----------------
Larry G. Arnold, Chief Executive Officer & Chairman of the Board   313,200 (1)                 3%

Donald Plekenpol, Director                                             10,000                  *

John Herbers, Director                                                 10,000                  *

J.D. Kish, Director, Treasurer & Secretary                             10,000                  *

Mitzi Q. Mitchell, Controller, Assistant Secretary & Treasurer          5,900                  *
                                                                   ----------   -----------------


All current directors and executive officers as a group               349,100                  4%

Five Percent Shareholders

Banyan Corporation                                                    797,040                 10%
   4740 Forge Rd., Bldg. 112
   Colorado Springs, CO  80907

J. Scott Sitra (An Agent)                                           1,438,283                 17%
    4301 Beau Rivage Cir.
    Lutz, FL 33549 (4)

*  Less  than  1%  or  no  holdings  as  of  February  28,  2001.

     1.   Beneficially  owned  by  Mr.  Arnold  and  his  family.

     2. Based on 8,348,317 shares issued and outstanding as of February 28, 2001.


                                       15

     3. Beneficial ownership is determined in accordance with the 13d-3 of the Securities Exchange Act of 1934. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days of this report, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

     4. Mr. Sitra serves as an agent for various corporate shareholders of the Company. The shares shown above are a total of the shares owned by various entities. Mr. Sitra personally owns only 16,801 shares.


                            DESCRIPTION OF SECURITIES

DESCRIPTION  OF  SECURITIES

The capitalization of the Company, as authorized, as of the date of the Memorandum, and as adjusted to give effect to the issuance and sale of the Shares offered hereby, is as follows:

                         Shares      Shares
Description              Authorized  Outstanding
-----------------------  ----------  -----------

Class A Common Stock     50,000,000    8,348,317

Class B Common Stock     50,000,000            0
Class A Preferred Stock  25,000,000            0
Class B Preferred Stock  25,000,000            0

CLASS  A  COMMON  STOCK

Class A Common Stock has no par value. Holders of Common Stock are entitled to one vote for each share held of record on all matters on which shareholders may vote. There are no preemptive provisions applicable to the Common Stock. All outstanding shares of common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in assets available for distribution.

CLASS  B  COMMON  STOCK,  CLASS  A  PREFERRED  STOCK,  CLASS  B  PREFERRED STOCK

There are no shares outstanding under these classifications as of February 28, 2001.

EMPLOYEE  STOCK  OPTION  PLAN  OF  1999

The Company adopted an employee stock option plan in 1999 for the purpose of attracting and retaining qualified personnel, and providing incentives to employees, directors and consultants, with the objective of promoting the success of the Company's business. 200,000 shares of Class A Common Stock have been reserved under this plan and 7,500 options have been issued and outstanding. Purchase price for the shares was $3 per share.

YEAR  2000  LONG-TERM  EQUITY  INCENTIVE  PLAN

The Company has adopted a Long-Term Equity Incentive Plan. The plan is intended to advance the Company by providing an incentive to obtain a proprietary interest to those persons who have management and key employment responsibilities, and to others who serve the Company. 3,000,000 shares are reserved under this option plan. The options will be granted at equal or above market price, have a life of 10 years and vest according to the directions of Board of Directors.

Both Option Plans are administered by our Board of Directors, or a committee appointed by the Board, which has the authority to determine the individuals to whom grants shall be made under the Plan, the type, size and terms of the grants to be made, the duration of any applicable exercise or restriction period, including the criteria for vesting and the acceleration of vesting, and to deal with any other matters arising under the Plan.

WARRANTS

The Company currently has 89,500 warrants outstanding from prior fundraising efforts. Each Warrant entitles the holder to purchase one share of the Company's Class A common stock at an exercise price of $3.00 per share through March 31, 2001, at which time the Warrants expire.

RIGHTS  DIVIDEND

The shareholders of record as of September 29, 1999 have, for every thirty shares held, the ability to purchase one right unit at $7.50. Each right unit will consist of one share of the Company's class A common stock, one share of Anything Coffee Corporation (anyCoffee.com) and three warrants to purchase one share of the Company's common stock at the respective price levels of $15, $22.50 and $30. Shareholders will have 60 days from the effective registration date to exercise their rights. The warrants are effective for 2 years from the date of issue. Currently, no Rights have been exercised.


                                 DIVIDEND POLICY

The Company has never declared or paid cash dividends on its capital stock and the Company's Board of Directors intends to continue its policy for the foreseeable future. Earnings, if any, will be used to finance the development and expansion of the Company's business. Future dividend policy will depend upon the Company's earnings, capital requirements, financial condition and other factors considered relevant by the Company's Board of Directors and may be subject to limitations imposed by federal and state laws.

                                  LEGAL MATTERS

Wolin & Rosen Ltd., Chicago, IL, has passed upon certain legal matters regarding the securities offered by this prospectus.

                                     EXPERTS

Ronald Chadwick, P.C., independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K, for the years ended June 30th, 1999 and 2000 as set forth in their report, which is incorporated by reference in this prospectus. Our consolidated financial statements and schedules are incorporated by reference in reliance on Ronald Chadwick P.C.'s report, given on their authority as experts in accounting and auditing.

Ehrhardt Keefe Steiner & Hottman P.C., independent auditors reviewed our unaudited financial statements as of December 31st, 2000 included in our Quarterly Report on Form 10-Q, for the quarter ended December 31st, 2000, which is incorporated by reference in this prospectus. Our consolidated financial statements and schedules are incorporated by reference in reliance on EKS&H's review report, given on their authority as experts in accounting and auditing.


                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our By-Laws limit the liability of directors and officers to the fullest extent permitted by Colorado law. This is intended to allow our directors and officers the benefit of Colorado's Corporation Law which provides that directors and officers of Colorado corporations may be relieved of monetary liabilities for breach of their fiduciary duties as directors, except under circumstances which involve acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of unlawful distributions.

Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director or officer of our company in the successful defense of any action, suit or proceeding) is asserted by such director or officer in connection with the securities being registered, we will, unless in the opinion of our legal counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                       ORGANIZATION WITHIN LAST FIVE YEARS

Inform Worldwide Holdings, Inc. was formed as Anything, Inc. a Colorado corporation on August 15, 1997 with its headquarter in Colorado Springs, Colorado. Anything, Inc. changed its name to Anything Internet Corporation on August 31, 1998. It ceased its S-Corp. status on September 30, 1998. Anything Internet Corporation became a NASDAQ OTC Bulletin Board company on June 15, 1999. On June 30, 2000, the Company acquired Inform Worldwide, Inc., a Colorado corporation, and moved its headquarter to Denver, Colorado. On November 15, 2000, the Company changed its name to Inform Worldwide Holdings, Inc. On November 14th, 2000, the Company announced a plan to acquire Mapas y Datos of Bogota, Colombia. The acquisition was not completed.

The  Company  also  formed  two  wholly  owned  subsidiaries  on March 29, 1999:
AnythingPC Internet Corporation and Anything Coffee Corporation. AnythingPC Internet Corporation, Anything Coffee Corporation and Inform Worldwide Inc. "operate" as wholly owned subsidiaries of Inform Worldwide Holdings, Inc.


                             DESCRIPTION OF BUSINESS

Overview
--------

Inform Worldwide Holdings, Inc. was founded in August of 1997 as a Colorado corporation. Until December 1999, the Company operated its Internet storefronts including AnythingPC.com, AnythingUnix.com, AnythingMac.com, AnythingCoffee.com, Anythingbooks.com and Anyreminder.com, selling computer hardware, coffee retail services, and books through the Internet and providing a free reminder service site with gift sales. Upon acquiring Inform Worldwide, Inc. in June 2000, the Company has launched a transformation from its previous position as a generalized E-Commerce services provider to that of a highly focused syndicator of L-Commerce. L-Commerce consists of "location-aware" Internet applications that deliver location and geographic information for commercial use. These applications enable "location-based services" to deliver information to users based on the location of fixed and/or mobile assets through Internet and/or wireless communication devices. Mobile assets can be located and monitored using a combination of wireless communications and location determining technology
(LDT), such as the global positioning system (GPS). With this capability, the wireless Internet gains another dimension - the ability to answer questions based on "where".

Basic consumer services include mapping, navigation, and/or locating a user in an emergency situation. Simple examples include map displays of nearby ATM machines, hotels and restaurants - all on handheld devices such as cell phones, personal digital assistants (PDAs) or two-way pagers. Advanced applications include personalized concierge services tailored to the user's actual location, planned route or destination. For instance, in the near future, users can be notified that they are in the vicinity of a close friend or a retail sale on items in which they have expressed an interest.

Location awareness also allows business organizations to better control the deployment of mobile assets based on location dependent factors. Organizations can provide better service and improve operating efficiency when they can dynamically respond to conditions where location is a factor.

As demand for Internet information by and about mobile users grows, the need for location-based services proliferates. The Company intends to take advantage of this trend by becoming a leader in L-Commerce in the Americas.

Business  Strategy  &  Acquisitions
-----------------------------------

The cornerstone of the Company's strategy is an electronic hub (or E-hub) that integrates location technology in an application service provider (ASP) environment. The E-hub brings together a large number of technology suppliers and buyers under one virtual roof.

Prior to its acquisition, Inform operated as a privately owned corporation to provide location technology services to the telecommunications and utilities industries. Founded in 1993 as Inform Technologies and adopted the name Inform Worldwide, Inc. in 1996, Inform has served over 200 organizations worldwide, including Hewlett Packard, Compaq, CH2MHill, SAIC/Telcordia, Oracle, and Utilicorp.

Through a technology agreement with Mapas y Datos, S.A., Inform owns North American rights to leading-edge geographic information systems applications that can be integrated into business systems and processes to enable and support monitoring and management of assets and provide mapping information through the Internet. With expertise in application development, deployment and worldwide customer base, Inform anticipates launching an E-hub based location-based services.

CORPORATE  RESTRUCTURING  AND  REBRANDING.

On November 14th, 2000, the company changed its name from Anything Internet Corporation to Inform Worldwide Holdings, Inc. as it more accurately signals our purpose to become a leader in the dissemination of location information in the Americas. The Company is investigating options for selling off non-strategic technologies and related E-Commerce assets.

The Company is currently deploying an E-hub supporting Internet-based mapping, remote asset location monitoring (e.g. vehicles and other valuable objects) and telematics (remote device control) for use in both business-to-consumer (B2C) and business-to-business (B2B) applications. We are also currently developing a comprehensive emergency management information system designed to meet federal safety regulations imposed on public entities.

CREATE  A  PLATFORM  FOR  BUSINESS-TO-BUSINESS  TRANSACTIONS.

As business volume on the E-hub grows, the Company will become an aggregator and matchmaker for buyers and sellers. By leveraging its position in the syndication network, the Company through its online capabilities can match buyers and sellers on a dynamic basis. In combination, we believe achievement of Inform's strategic objectives creates a large, continuous revenue stream while establishing a dominant position in L-Commerce.

EMBED  TECHNICAL  AND  COMMERCIAL  STANDARDS  WITHIN  THE  E-HUB.

L-Commerce includes many new opportunities where technical and commercial standards are non-existent or unfamiliar to many potential users. By adopting technological appropriate and commercially efficient practices, the Company's syndication network can be created, expanded and optimized more quickly than is possible in the physical world. Correspondingly, the E-hub can support virtually an unlimited number of partners without incurring much additional cost.

The Company has begun to establish business rules, such as usage rights and payment terms, which can be embedded in E-hub software. Additionally, E-hub operational features embrace existing and emerging standards for geo-spatial data processing, wireless communications and Internet security.

The  Market  and  Business  Opportunities
-----------------------------------------

Today, L-Commerce rides a wave of profound technological change that allows many separate technologies to operate in tightly integrated systems that create new opportunities to improve business processes and the lives of consumers. This technology can be combined with a variety of digital map data including street maps, 3D terrain models and high-resolution satellite imagery to provide valuable and readily deliverable location information. The plummeting cost of these data products and their availability in standard formats, usually on the Internet, makes the use of location technology viable within any business with a need for it.

BUSINESS  NEEDS  FOR  LOCATION-BASED  SERVICES

As businesses strive to improve their efficiency and boost productivity, they will increasingly look to location technology as a means to answer questions about the location of customers and corporate assets.

Companies can optimize the utilization of their resources by collecting nearly instantaneous and continuous information through wireless communications. For industries with large numbers of mobile workers, the payback will be greatest. The incorporation of location-awareness by corporations will deliver the following benefits:

-Use  of  our  technology  will  improve  scheduling  and  dispatch
-Use  of  our  technology  will  reduce  drive  time
-Use  of  our  technology  will  reduce  overtime  costs
-Use  of  our  technology  will  reduce  fleet  and  fuel  costs

-Use  of  our  technology  will  increase  utilization  of  transport  vehicles
-Use  of  our  technology  will  improve  customer  service

Consumer use of wireless location and other location-aware applications is set to increase over the next few years. According to the Strategis Group, a Washington-based technology research company, revenues from location-based services are projected to near $4 billion by 2004 in North America alone - rising from a mere $30 million in 1999. Key consumer location-based services include emergency roadside assistance, traffic and navigational information, and "Location 411" information services. The Strategis Group states that, " consumers are not only interested in location-based services, but are also willing to pay for these services.". The Company believes that the usage of cellular phones, personal digital assistants and Internet will dramatically increase within the next two to three years.

The FCC mandated that wireless carriers must deploy technologies that can locate wireless users who call 911 by October 2001. The commission's mandate has already resulted in a dramatic influx of investment and development of location technology. As wireless carriers and others begin deploying these capabilities, consumer use of the location-awareness of their mobile phones and other devices will proliferate.

PRIMARY  MARKET

The Company's primary market will be location-based-service market. Location-based-service market is a new and evolving market encompassing many industries such as Internet Service Providers, wireless communication service providers, telecommunications industry, gas utilities industry, transportation, wholesale distribution, news media and security services.

Products  &  Services
---------------------

The Company intends to become a leading integrator of location-based technologies and an application service provider of highly specialized geo information services. The cornerstone of the Company's services is the E-hub. The E-hub provides a platform optimized for the integrated processing of high-value location, message (e.g., proximity-based notifications) and telematic data. The first version of the E-hub is currently underway and expected to be completed during the fourth quarter of 2000. The Company presently supports two of its major general-purpose applications on its E-Hub:

     INTERNET MAPPING PORTAL provides a generalized, non-specific mapping capability that customers (through the Company's support services) can easily tailor to meet the needs of their intended audience and embedded in other business applications.

     INTERNET VEHICLE LOCATION (IVL) provides generic real-time location monitoring, tracking and control functionality along with mapping portal features. This application is offered directly to end-users (e.g. fleet operators) or to value-added resellers (VARs).

The Company is developing additional general-purpose applications for support of telematics and geo-targeted E-Commerce. The flexibility of the E-hub also allows the Company to work with customers on specialty services. Typically, such applications require specialized databases or user interfaces.

     EMERGENCY MANAGEMENT INFORMATION SYSTEM (EMIS) provides comprehensive information database for disaster relief for public and private entities.

Competition
-----------

As the market for location-based services evolves, the Company expects competition from organizations falling within the following areas:

     Location-based servers - Several organizations plan to provide services overlapping with some or all of the Company's services. Examples include Phone.com, AirFlash, SignalSoft and US Wireless.

     Wireless Communications Providers -- Most wireless carriers are investigating opportunities to provide location-based services that piggy-back off of the infrastructure required to satisfy the FCC requirement to support location of wireless 911 calls. Qualcomm, through is Omnitracks vehicle-locating service and Snaptrack GPS division, has the most aggressive strategy among wireless carriers.

     Roadside Assistance Providers -- Over the next several years, existing (e.g., OnStar and ATX) and new providers of roadside assistance services are expected to extend their offerings with services dependent upon location-awareness. These organizations and their owners/partners within the automotive industry have begun deploying traffic-alert systems, concierge services and next-generation telematics applications.

     Content Providers -- Owners of map data and other location-based content may offer competitive services. Presently these organizations act as suppliers to companies such as Inform Worldwide. However, as demand for location-based services grows, content providers may seek to expand their role. The primary content providers for North and South America are Navtech, GDT and ETAK. The Company is presently negotiating supplier contracts with Navtech and GDT.

     GIS  Vendors  --  Organizations  offering  the  core  software (e.g., ESRI,
     Autodesk and MapInfo) for visualizing and analyzing location-based information may offer ASP-based platforms that compete with portions of the Company's offerings.

     Vertical Application Software Providers -- There are many companies focusing on specific applications of location-based capabilities. These include applications such as vehicle location monitoring (e.g. @Road) and mobile workforce management (e.g. Imedeon).

The Company believes that the business strategies described above will allow us to achieve sustainable market differentiation and competitive advantage.

Competitive  Advantage
----------------------

LOWER  CONSUMER  COST

To date, studies performed by research organizations such as Strategic Group have focused solely on prices consumers are willing to pay for specific location-based services. Information regarding business price points has been collected from organizations offering such services. However, most of these services are narrowly defined, have little market penetration or are unsuitable for extrapolation. For instance, while Qualcomm's Omnitracks vehicle locating package results in over $300 million annually in the long distance trucking sector, the pricing model is not directly useful in predicting price points for other transportation market segments. Furthermore, the newness of L-Commerce means there are no models for determining a consumer's (business or user's) tolerance for the cost of procuring a service, the cost of a service failing or the ease of obtaining post-sales support service.

The Company's assessment of the market concludes that indirect consumer costs (e.g., procurement, data acquisition, or obtaining data security) create large barriers to consumer use of location-based services, and that only by removing these barriers can suppliers be successful. Correspondingly, the Company's products/services and marketing strategies are designed in a way to reduce or
eliminate  such  barriers.   Additionally,  the  Company  will  adopt  pricing
mechanisms that mitigate business risks associated with uncertain cost sensitivity and volatility.

MORE  CONSUMER  CONVENIENCE

In considering its options for creating convenient channels for location-based services, the Company concluded that the role of location awareness in an application is to support a process or the retrieval of other information. Rarely is a consumer merely concerned with where they or something of interest is located; rather, location is information used to enrich a process or other information. Based on this realization, the Company plans to seek distribution channels with an interest in extending their existing product lines with location-awareness. The Company believes that this "location-enabling" philosophy creates differentiation from many others already entering the market. For instance, several suppliers of location-based services focus exclusively on distribution through wireless carriers. However, we believe this infrastructure-provider-to-infrastr uctur e-pro vider approach fails to provide consumers with convenient access to the specific services they need.

ORACLE  TECHNOLOGY

The proprietary technology we use is based upon Oracle 8i Enterprise Database Edition, reputed to be the most powerful, robust, reliable, and scalable database technology. This edition of the Oracle database technology was specifically developed for the Internet, hence the "i" for Internet. It features the inclusion of the Java Virtual Machine (JVM) in the database technology which provides users with industry standard operating systems to run highly sophisticated mapping and location information through the Internet.

The technology also uses the Oracle Spatial database option that allows for the definition of spatial datatypes, rapid quadtree searches, and spatial extensions to the Structured Query Language (SQL), the linga franca of database query languages. Oracle Spatial allows for spatial dataset integration, import/export, and other technical benefits. Using Oracle Spatial allows for spatially enabling enterprise computing for the sharing of data and applications. Collectively, the integration of geographic information systems
(GIS) and digital mapping expertise that leverages Oracle database and Java technologies by Inform Worldwide and Mapas y Datos has unrivaled synergy.

Strategic  Alliances
--------------------

Inform counts on important alliances to support its technological platform. The Company has existing agreements or announced plans for agreements with the following organizations:

     Oracle Corporation - a global provider of Internet -enabled database management tools. (planned)

     MapInfo Corporation - a producer of software products that enable organizations to correlate, visualize and analyze location-based information. (existing)

     Trimble Navigation develops, markets, and distributes innovative products enabled by Global Positioning System (GPS) technology. (existing)

     Sun Microsystems - a leader in Internet infrastructure with a commitment to wireless communication and location-based solutions. Sun Microsystems platform will be used to host Inform's E-Hub applications and Inform has joined Sun Microsystems' Developer Network. (existing)

     Xmarc - a global leader in the deployment of location-based services to wireless and wired devices. Xmarc's Wireless & Internet Infrastructure
     Software Environment (WIISE) platform will power Inform's E-Hub applications. Xmarc's WIISE platform contains a set of location service engines that are critical to the delivery and deployment of wireless applications. (existing)

     SAIC a leading supplier of advanced B2B E-Commerce utilities that support secure and high-performance ASP environments. (planned)

Revenue  Model
--------------

The Company's revenues are intended to stem predominantly from fixed subscriber access fees, variable usage fees and charges for support services. The Company expects additional income from value-added resale (VAR) of third-party technology and information and royalties from company owned software. The Company will offer its E-hub services under multi-year contracts that include minimum monthly fees. The Company will also develop proprietary software for a fixed fee. Over time, these contracts should give the Company significant sales backlog and future revenue predictability.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read in conjunction with the annual and quarterly financial statements filed with this report. Except for the historical information contained herein, this report may contain forward looking statements that involve risks and uncertainties, including uncertainty of market acceptance of the Company's products and services, and timing of market acceptance, as well as other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

PLAN  OF  OPERATIONS

During the quarter ended December 31, 2000, we initiated our fundraising effort through a 506 private placement. The purpose of this placement was to raise sufficient investment into the Company to support its plan, complete the acquisition of Mapas y Datos, ramp up development and operations, deliver a fully functional E-hub platform with Internet mapping and asset tracking applications, start a marketing campaign both in North and South America on our location based services, and development of telematics applications (remote device monitoring and control).

Due to stock market deterioration, this private placement has not yet raised sufficient funds to carry out all of the Company's objectives. The Company prioritized its funds to support the acquisition agreement of Mapas y Datos. However, the acquisition of Mapas y Datos has been terminated and so did our effort to develop Spanish internet mapping coverage for the entire North and South America. No further negotiation with Mapas y Datos is planned.

As an effort to reduce operating expenses to match funding availability, the Company went through a series of downsizing during January 2001. We have reduced our North American staff by twelve employees down to seven employees. Monthly payroll is reduced by approximately $80,000 per month. Additionally, we closed our Colorado Springs office.

Presently, we have staff and financial resources to carry out our sales and marketing effort in location-based services. We are focusing our sales and marketing effort in corporate customers and public entities. We are outsourcing our software development instead of developing in-house. Our major products offering will be in the area of emergency response system, vehicle location tracking and other geographical information system related software services in the future. We are currently developing alliance and partnership agreements with a company that has fully developed emergency and event monitoring software and an enterprise application service provider to deliver a complete solution for emergency and events monitoring. We believe the changed strategy will bring the company revenue beginning second quarter 2001 and reduce the needs for major additional financing activity.

RESULTS OF OPERATIONS - QUARTER ENDED DECEMBER 31, 2000 COMPARED TO QUARTER ENDED DECEMBER 31, 1999

Revenue

Net sales for the quarter ending December 31, 2000 were $0, a decrease of 100% from $13,879 for the same period a year ago. The drop in the Company's revenue stream is a reflection of the change of direction and our focus to complete the new product line of location-based services during the quarter ended December 31, 2000. The Company is getting ready for product launching during the upcoming third and forth fiscal quarters.

Gross  Margin

Gross margin for the quarter ended December 31, 2000 were $0, a decrease of 100% compared to $8,395 same period last year. There was no revenue generated during the quarter ended December 31, 2000 due to the change of business direction.

Selling,  General  &  Administrative  Expenses

Selling, general and administrative (SG&A) expenses for the quarter ending December 31, 2000 were $1,209,012 which represent a 255% increase from $474,801 for the same period a year ago. The increase in expenses is due to the Company's rapid growth during the past twelve months. The Company grew from five employees a year ago to nineteen employees as of December 31, 2000. The major components of these expenses for the fiscal quarter were the hiring of additional staff, development of the new management team and business plan, acquisition of Mapas y Datos, costs of office lease, computer equipment and software development costs, and amortization of acquired licensing rights. Depreciation and amortization costs represents 29% of the overall SG&A costs.

The net operating loss for the quarter ended December 31, 2000 was ($1,630,760), or, ($0.24) a share. This represents an increase of 299% compared to ($561,299), or ($0.21) a share, for the same period a year ago. The increase in net loss was the result of changing business direction and increased operational costs. There were a total of 8,248,917 shares and 2,223,854 shares issued and outstanding as of December 31, 2000 and 1999, respectively.


Liquidity  and  Capital  Resources

The Company changed its direction to focus on location-based services beginning July 1, 2000. Its operations during the quarter ended December 31, 2000 have concentrated on developing its location technology E-hub. The Company has been securing the financing necessary to fund the development, operations and execution of its new business plan. The Company is continuing to raise money to fund this development.

As of December 31, 2000, the Company had cash on hand of $2,206, accounts receivable of $0. Revenue generated from its acquired licensing rights is expected towards the end of this fiscal year.

Net cash used for operating activities for the quarter ending December 31, 2000 totaled $763,469 compared to $153,863 used for operating activities for the same period a year ago. The increase in cash used for operating activities was the result of higher selling, general and administrative expenses.

Net cash used by investing activities totaled $174,909 for the quarter ending December 31, 2000 compared to $11,391 received by the Company for the same period a year ago. The increase in investing activities was the result of changes in operational direction and the Company's focus to build a product offering during the quarter ended December 31, 2000.

Net cash provided by financing activities totaled $834,681 for the quarter ending December 31, 2000 compared to $173,768 for 1999. The increase in cash provided by financing activities was the result of sales of common stock, and loans from the Company's officers. Other financing came from borrowing activities and utilizing existing credit facilities. The Company expects to continue making significant investments in the future to support its overall growth. The Board of Directors has approved a private placement during the quarter ended December 31, 2000. The private placement is expected to bring in $1,000,000 in funding to help the Company facilitate its growth plan within the next twelve months.

Currently, it is anticipated that ongoing operations will be financed from the net proceeds of private placement of the company's common stock, cash on hand, the various credit facilities available to the Company and from internally generated funds. However, as indicated in the Company's most recent financial statements available herein, operating activities provide no cash flow, the Company is relying on financing activities to fund its operations. There can be no assurances that the Company's ongoing operations will begin to generate a positive cash flow or that unforeseen events may not require more working capital than the Company currently has at its disposal.

                             DESCRIPTION OF PROPERTY

We currently lease properties for the operations of our business. This space will be adequate for our operations during the next twelve months. We do not own any real property. We have equipment and software products used during regular business development.

                  CERTAIN RELATIONSHIPS AND RELATED TRANSATIONS

During the year of 2000 and 2001, the Company borrowed $1.2 million from its CEO and Chairman to support it operations. These notes carry a 10-12% per annum interest rate and are due on demand. These notes are secured by all available assets of the company.

                MARKET FOR COMMON STOCK AND RELATED STOCK MATTERS

The Company's Common Stock is quoted on the NASDAQ Over-The-Counter Bulletin Board under the symbol "IWWH". The Company's Common Stock began trading on July 15, 1999 under the symbol "ANYI" and changed its symbol to IWWH effective on November 17th, 2000.

As of February 28, 2001, there were approximately 1,500 record holders of the Company's outstanding Common Stock.

The following table sets forth the quarterly high and low sale prices of the Company's Common Stock in each of the last four quarters as reported by O.T.C. Bulletin Board Quotation system.

                                      High Sales Price   Low Sales Price
                                      -----------------  ----------------
Fiscal 1999/2000
-----------------
    Quarter Ended March 30, 2000      $           10.06  $           2.13
    Quarter Ended June 30, 2000       $            5.50  $           2.44
Fiscal 2000/2001
-----------------
    Quarter Ended September 30, 2000  $            4.13  $           2.13
    Quarter Ended December 31, 2000   $            3.66  $           0.69
    Quarter Ended March 31, 2001      $            0.91  $           0.27

The average share price as reported in the OTC BB for the last thirty days is $0.44. The share closed at $0.49 on Wednesday, April 12, 2001.

                             EXECUTIVE COMPENSATION

The following table sets forth the compensation level during the fiscal 1999, 2000 and 2001 to the Company's Chief Executive Officer and each of the Company's officers and directors. No executive officers received any compensation in fiscal 1998, no person received compensation exceeding $200,000 in fiscal 1999, no bonuses were awarded during fiscal 1999.

                                Annual Compensation              Awards
                              ------------------------  --------------------------
                                             Bonuses                   Securities
                      Fiscal                 or other    Restricted    Underlying    All
Name and Principal     Year                  compensa-      Stock      Options/SAR   Other
Position              Ended    Salary ($)    tions($)   Award(s) ($)      (#)        ($)
--------------------  -------  -----------  ----------  ------------  ------------  -------
Larry G. Arnold
CEO and Chairman
of  the Board         6/30/01  $   100,000           0        10,000
                      6/30/00  $    41,667           0                   1,000,000
                                                                            50,000
                      6/30/99          N/A          N/A                         N/A     N/A
Edgar P.
Odenwalder III
Prior President and   6/30/01
Director                       $   106,823           0                           0
                      6/30/00          N/A          N/A                        N/A      N/A
                      6/30/99          N/A          N/A                        N/A      N/A
Donald W. Prosser
Prior CFO,
Secretary and         6/30/01
Treasurer                      $    50,000           0                           0       0
                      6/30/00  $   100,000           0        50,000       250,000       0
                      6/30/99          N/A          N/A       40,000       200,000     N/A
Carole Baumbusch
Prior COO of
Inform Worldwide,     6/30/01
Inc.                           $    50,832           0                           0       0
                      6/30/00          N/A          N/A                        N/A     N/A
                      6/30/99          N/A          N/A                        N/A     N/A
Gabriel Coch
Prior VP, Technical
Operations            6/30/01       90,879           0                           0       0
                      6/30/00          N/A          N/A                        N/A     N/A
                      6/30/99          N/A          N/A                        N/A     N/A
Mitzi Q. Mitchell
Controller,
Assistant Secretary   6/30/01
& Treasurer                         75,000           0                     100,000       0
                      6/30/00          N/A          N/A                        N/A     N/A
                      6/30/99          N/A          N/A                        N/A     N/A
J. Scott Sitra
Prior CEO &
Chairman of the       6/30/01
Board(c)                               N/A          N/A                        N/A     N/A
                      6/30/00          N/A          N/A                        N/A     N/A
                      6/30/99            0           0                     700,000       0

Mr. Sitra resigned as CEO and Chairman of the Board of Inform Worldwide Holdings, Inc. as of October 18th, 1999.
Mr. Prosser resigned as CFO, Secretary and Treasurer of Inform Worldwide Holdings, Inc. as of September 19th, 2000.
Ms. Baumbusch resigned as COO of Inform Worldwide, Inc. as of October 31st, 2000 and forfeited her 500,000 options.
Mr.  Odenwalder  resigned  as  President  as  of  January  26,  2001.
Mr.  Tom  was  released  on  January  23,  2001.
Mr.  Coch  resigned  as  VP  Technical  Operations  on  March  19th,  2001.

Stock  Options
--------------

The following table sets forth information on stock options granted to the above-mentioned executive officers of the Company as of February 28, 2001.

                                           Percent of Total
                                             Options/SARs
                    Number of Securities      Granted to
                         Underlying         Employees as of      Exercise
                        Options/SARs        November 16th,     Of Base Price
Name                     Granted (#)            2000(a)          ($/share)       Expiration Date
------------------  ---------------------  -----------------  ---------------  -----------------
Larry G. Arnold                 1,000,000                29%  $          3.00  April 18th, 2003
                                   50,000                     $          2.00  April 16th, 2003

Donald W. Prosser                 250,000                12%  $          3.00  April 18th, 2003
                                  200,000                     $          2.00  November 15th, 2002

Mitzi Qin Mitchell                100,000                 3%  $          2.75  June 5th, 2003

J. Scott Sitra                    700,000                19%  $          1.00  October 18th, 2002

     (a) Based on total of 3,668,500 options granted and outstanding as of February 28th, 2001.

None of the above stock options have been exercised during 1999 and 2000. The options were granted by the Board of Directors during 1999 and 2000 in lieu of Compensation Committee. Mr. Arnold, Mr. Odenwalder, Mr. Prosser have served on the Board of Directors during which time such options were granted.

                       JUNE 30, 2000 FINANCIAL STATEMENTS

Independent  Auditor's  Report. . . . . . . . . . . . . . . . . . . . . . . . 27

FINANCIAL  STATEMENTS

    Consolidated  Balance  Sheets . . . . . . . . . . . . . . . . . . . . . . 28
    Consolidated  Statements  of  Operations. . . . . . . . . . . . . . . . . 30
    Consolidated  Statements  of  Stockholders'  Equity . . . . . . . . . . . 31
    Consolidated  Statements  of  Cash  Flows . . . . . . . . . . . . . . . . 32
Notes  to  Consolidated  Financial  Statements. . . . . . . . . . . . . . . . 33


                          INDEPENDENT AUDITOR'S REPORT


Board  of  Directors
Anything  Internet  Corporation
Englewood,  Colorado

I have audited the accompanying consolidated balance sheets of Anything Internet Corporation and subsidiaries as of June 30, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Anything Internet
Corporation and Subsidiaries at June 30, 2000 and 1999 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/  RONALD  R.  CHADWICK,  P.C.
--------------------------------
RONALD  R.  CHADWICK,  P.C.

Aurora,  Colorado
September 28, 2000

                         INFORM WORLDWIDE HOLDINGS, INC.
                         (ANYTHING INTERNET CORPORATION)
                           CONSOLIDATED BALANCE SHEETS

                                    ASSETS

                                                  June 30,
                                              2000       1999
                                           ----------  ---------
Current assets:
  Cash                                     $  199,755  $  1,454
  Accounts Receivable                          78,717   188,689
  Inventory                                         0    12,277
  Prepaid Expenses                                  0     8,091
  Notes Receivable-Related Party              208,762    18,023
  Other                                             0     3,938
                                           ----------  ---------
         Total current assets                 487,234   232,472
                                           ----------  ---------

Furniture and Equipment, less accumulated
     depreciation of $266,602 and $14,859.    139,551    48,303

Software development costs, less
  Accumulated amortization of
  $78,871 and $18,039                          49,359    39,600

Licensing Rights                            9,126,949         0

Deposits                                       16,884     2,741
                                           ----------  ---------
                                            9,332,743    90,644
                                           ----------  ---------
                                           $9,819,977  $323,116
                                           ==========  =========

                         INFORM WORLDWIDE HOLDINGS, INC.
                         (ANYTHING INTERNET CORPORATION)
                           CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                       June 30,
                                                  2000         1999
                                              ------------  ------------
Current liabilities:
  Accounts Payable                            $   234,098   $   400,721
  Accrued expenses                                 62,616        52,840
  Bank reserve                                          0        22,051
  Bank Lines of Credit                            128,427        29,054
  Notes payable - current portion                  60,168             0
  Notes payable - related party                         0        75,000
                                              ------------  ------------
                   Total current liabilities      485,309       579,666
                                              ------------  ------------
              Total Liabilities                   485,309       579,666

Stockholders' equity:
  Preferred stock, Class A, no par value
   10,000,000 shares authorized;
   1,106,154 and 0 shares issued
   and outstanding                                629,418             0
  Common stock, Class A, no par value;
    50,000,000 shares authorized;
    5,823,802 and 3,040,400 shares
    Issued and outstanding                     11,205,716       359,900
  Common stock subscribed                               0        68,000
  Stock subscription receivable                         0       (68,000)
  Accumulated deficit                          (2,500,466)     (616,450)
                                              ------------  ------------

                Total stockholders' equity      9,334,668      (256,550)
                                              ------------  ------------

  Total liabilities and stockholders' equity  $ 9,819,977   $   323,116
                                              ============  ============

                          INFORM WORLDWIDE HOLDINGS, INC.
                          (ANYTHING INTERNET CORPORATION)
                       CONSOLIDATED STATEMENT OF OPERATIONS

                                                      - For The Years Ending -
                                                   June 30, 2000    June 30, 1999
                                                  ---------------  ---------------
Sales                                             $      685,268   $    3,503,822

Cost of sales                                            617,577        3,419,386
                                                  ---------------  ---------------
Gross profit                                              67,691           84,436
                                                  ---------------  ---------------
Selling, general and administrative expenses                              559,093
                                                       1,184,992

Stock based compensation                                 755,234          113,200
                                                  ---------------  ---------------
(Loss) from operations                                (1,872,535)        (587,857)
                                                  ---------------  ---------------
Other income (expense):
  Interest expense                                       (16,367)          (3,831)
  Interest income                                          4,886                0
                                                  ---------------  ---------------
Income (loss) before provision for income taxes                          (591,688)
                                                      (1,884,016)

Provision for income tax                                       -                -
                                                  ---------------  ---------------

Net income (loss)                                    ($1,884,016)       ($591,688)
                                                  ===============  ===============

Basic/Diluted Net loss per share                          ($0.65)          ($0.24)
                                                  ===============  ===============

Basic/Diluted weighted average number
 of common shares outstanding                          2,918,842        2,458,533
                                                  ===============  ===============

                                                   INFORM WORLDWIDE HOLDINGS, INC.
                                                   (ANYTHING INTERNET CORPORATION)
                                            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                             For the year ended June 30, 2000 and 1999
                                                                                            Stock                       Stock-
                                             Preferred Stock          Common Stock         Subscrip.      Accum.       Holders
                                            Shares     Amount     Shares        Amount     Receivable     Deficit       Equity
                                           ---------  --------  -----------  ------------  ----------  ------------  ------------
Balances at July 1, 1998                           -  $      -       5,800   $    36,200   $       -      ($24,762)  $    11,438
Debt retirement                                                      1,950        10,500                                  10,500
Stock retirement                                                    (7,750)                                                    -
and reissuance                                                     500,000                                                     -
Compensatory stock issuance                                      2,340,400       113,200                                 113,200
Sales of common stock                                              200,000       200,000                                 200,000
Common stock subscribed                                                           68,000     (68,000)
Net loss for the year ended June 30, 1999                                                                 (591,688)     (591,688)
                                           ---------  --------  -----------  ------------  ----------  ------------  ------------
Balances at June 30, 1999                          -         -   3,040,400       427,900     (68,000)     (616,450)     (256,550)
                                           ---------  --------  -----------  ------------  ----------  ------------  ------------
Subscription Received                                               34,000             -      68,000                      68,000
Compensatory stock issuance                   55,000   141,000     614,234       614,234                                 755,234
Shares Issued on Warrant exercise                                  200,000       600,000                                 600,000
Shares Issued on Option exercise                                   500,000       500,000                                 500,000
Sales of Common & Preferred Stock            145,500   185,000     205,000       405,000                                 590,000
Offering Expense                                                                 (38,000)                                (38,000)
Common Stock Converted to Preferred
Stock                                        905,654   303,418  (1,769,832)     (303,418)                                      -
Shares Issued in acquisition                                     3,000,000     9,000,000                               9,000,000
Net loss for the year ended June 30, 2000                                                               (1,884,016)   (1,884,016)
                                           ---------  --------  -----------  ------------  ----------  ------------  ------------
Balances at June 30, 2000                  1,106,154  $629,418   5,823,802   $11,205,716   $       -   ($2,500,466)  $ 9,334,668
                                           =========  ========  ===========  ============  ==========  ============  ============

                        INFORM WORLDWIDE HOLDINGS, INC.
                        (ANYTHING INTERNET CORPORATION)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                             - For the Years Ended -
                                          June 30, 2000       June 30, 1999
                                        ------------------  -----------------
Cash flows from operating
 activities:
   Net (loss)                                 ($1,884,016)        ($591,688)
   Adjustments to reconcile net
   Income to net cash provided by
   (used for)operating activities:
      Depreciation and Amortization                42,083            25,968
      Stock based compensation                    755,234           113,200
      Debt retirement                                   0            10,500
      Current assets                              (60,399)         (216,427)
      Deposits                                    (14,143)           (1,361)
      Current liabilities                        (156,847)          430,899
                                        ------------------  -----------------
   Net cash used by (used for)
    Operations activities                      (1,318,088)         (228,909)
                                        ------------------  -----------------
Cash flows from investing
 activities:
   Acquisition of office equipment                (12,844)          (48,701)
   Software development costs                      (9,900)          (31,617)
                                        ------------------  -----------------
   Net cash used by (used for)
    Investing activities                          (22,744)           80,318
                                        ------------------  -----------------
Cash flow from financing
 activities:
   Proceeds from borrowing                        132,706            46,516
   Sale of common and preferred stock           1,563,051           200,000
   Offering expenses                              (38,000)                0
   Payments on borrowings                         (96,573)                0
                                        ------------------  -----------------
   Net cash provided by (used for)
    Financing activities                        1,561,184           200,516
                                        ------------------  -----------------
Net increase (decrease) in cash                   220,352           (62,711)

Cash at beginning of the Period                   (20,597)           42,114
                                        ------------------  -----------------
Cash at end of the period               $         199,755          ($20,597)
                                        ==================  =================


Schedule of non-cash investing and financing activities:
  In fiscal year 2000, the Company issued 3,000,000 Series A Common Stock in exchange for licensing rights valued at $9,126,949.

Supplemental Disclosure:
  Cash paid in 2000 and 1999 for interest: $15,996 and $3,831.

                         INFORM WORLDWIDE HOLDINGS, INC.
                         (ANYTHING INTERNET CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    For the years ended June 30, 1999 & 2000


NOTE  1.  ORGANIZATION,  OPERATIONS  AND  SUMMARY  OF  SIGNIFICANT  ACCOUNTING
POLICIES:

Anything Internet Corporation ("Anything Internet", the "Company"), formerly known as Anything Corporation, was incorporated in the State of Colorado on August 15, 1997. The Company markets and distributes computers and related accessory products by using the Internet as the exclusive distribution channel. On August 28, 1998, Anything, Inc. changed its name to Anything Internet Corporation, which was made effective through an amendment to its Articles of Incorporation filed with the Secretary of State of Colorado on August 31, 1998.

On June 30, 2000, the Company acquired Inform Worldwide, Inc. and its subsidiary Inform Latin America, Inc. Inform Worldwide, Inc. was incorporated in the State of Colorado on February 5th, 1996. Inform Worldwide, Inc.'s business is the development of business applications that combine geographical information systems and the Internet. Inform Worldwide, Inc. operates as a wholly owned subsidiary of Anything Internet Corporation.

The Company also conducts its businesses through two other subsidiaries, AnythingPC Internet Corporation and Anything Coffee Corporation.

Principal  of  consolidation
----------------------------
The consolidated financial statements include the accounts of Anything Internet Corporation, formerly known as Anything, Inc. and its wholly owned subsidiaries, Inform Worldwide, Inc., AnythingPC Internet Corporation and Anything Coffee Corporation (collectively, the "Company"). All significant intercompany transactions and accounts were eliminated in the consolidated financial statements.

Use  of  estimates
------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income  tax
-----------

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Cash  and  cash  equivalents
----------------------------

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Net  income  (loss)  per  share
-------------------------------
The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and common stock issuable upon conversion of the Company's preferred stock are not included in the computation if the effect of such inclusion would be anti-dilutive and would increase the earnings or decrease loss per share. If included, the diluted weighted average outstanding shares would have been 2,918,842 and 2,458,533 for 2000 and 1999.

Inventory
---------
Inventory consists of consigned finished goods. Inventories are valued at the lower of cost or market using the first-in, first-out (FIFO) method.

Property  and  equipment
------------------------
Property and equipment are recorded at cost and depreciated under accelerated methods over an estimated life of five to seven years. The Company's cost basis of property and equipment, consisting of furniture, equipment and leasehold improvements was $406,152 and $63,162 at the end of June 30, 2000 and 1999 respectively, with corresponding accumulated depreciation of $266,602 and $14,959. Depreciation expense for the years ended June 30, 2000 and 1999 was $19,759 and $14,959.

Other  Assets
-------------
Intangible assets, consisting primarily of software, are recorded at cost and amortized on the straight line method over three to five years. The Company's cost basis of intangible assets was $9,255,179 and $57,689 as of June 30, 2000 and 1999 respectively, with corresponding accumulated amortization of $78,871 and $18,089. Amortization expense for the years ended June 30, 2000 and 1999 was $22,324 and $11,009.

Accounts  receivable
--------------------
The Company reviews accounts receivable periodically for collectibility and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary.

Products and services, geographic areas and major customers
-----------------------------------------------------------
Company sales were derived from marketing and distributing computers and related products over the Internet, were to external customers, and were domestic. The Company had no one major customer accounting for over 10% of its sales. The Company's long-term assets are all held domestically.

Revenue Recognition
-------------------
The Company recognizes revenue when a product is shipped to customers either from the Company's inventory or when shipped from distributors' warehouses directly to the customer. The Company assumes title to the product when it is shipped either to the Company or directly to the Company's customer.

NOTE  2.  ACQUISITION

On June 30, 2000, the Company acquired Inform Worldwide, Inc. in a stock-for-stock transaction, in which the former shareholders of Inform Worldwide Inc. received a total of 3 million shares of Anything Internet in exchange for all outstanding common shares of Inform Worldwide, Inc. The merger is being accounted for as a purchase. Inform Worldwide, Inc. became a wholly owned subsidiary of Anything Internet as of the merger date. The purchase is valued at $9,126,949 for the acquisition of licensing rights from Inform Worldwide, Inc.

Licensing  Rights
-----------------

Inform Worldwide, Inc. is a geographical information system (GIS) related training, consulting and software development company based in Colorado. Inform Worldwide, Inc. has developed proprietary geography/location related software and contractual relationships. The licensing rights acquired from Inform Worldwide Inc. provide the Company the ability to transact business in the name of Inform Worldwide Inc. and all other rights to sell and promote Inform Worldwide Inc.'s proprietary technology.

Pro  Forma
----------

The following table reflects condensed audited pro forma combined balanced sheet and results of operations of the Company and Inform Worldwide, Inc. on the basis that the acquisition had taken place at the beginning of the fiscal year for all periods presented:

                         INFORM  WORLDWIDE  HOLDINGS,  INC.
                         (ANYTHING INTERNET CORPORATION)
                      PRO FORMA CONSOLIDATED BALANCE SHEET

                                               June 30,
                                          2000        1999
ASSETS                                 ----------  ----------
  Current assets:                      $  487,234  $ 406,644
  Equipment & Software:                   139,551    178,179
  Other assets:                         9,193,192     74,451
                                       ----------  ----------
                                       $9,819,977  $ 659,274
                                       ==========  ==========
LIABILITIES AND STOCKHOLDERS' DEFICIT

  Current liabilities:                 $  485,309  $ 903,473
  Long-term liabilities                         0     30,168
  Stockholders' equity:                 9,334,668   (274,367)
                                       ----------  ----------
                                       $9,819,977  $ 659,274
                                       ==========  ==========


                       INFORM  WORLDWIDE  HOLDINGS,  INC.
                       (ANYTHING  INTERNET  CORPORATION)
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                                   - Fiscal Years Ending -
                                                June 30, 2000    June 30, 1999
                                               ---------------  ---------------
Sales                                          $    1,527,325   $    5,306,764
Cost of sales                                         884,402        3,894,293
Selling, general and administrative expenses        2,123,796        2,226,428

Stock Based Compensation                              755,234          113,200
Other expenses                                         11,481            3,831
Provision for income tax                                    -                -
                                               ---------------  ---------------
Net income (loss)                                 ($2,247,587)       ($930,988)
                                               ===============  ===============

Basic & Diluted Net loss per share                     ($0.77)          ($0.24)
                                               ===============  ===============
Basic & Diluted weighted average number of
common shares outstanding                           2,918,842        2,458,533

In management's opinion, the pro forma combined results of operations are not indicative of the actual results that would have occurred had the acquisition been consummated at the beginning of fiscal years 1999 or 2000 or of future operations of the combined entities under the ownership and operation of the Company. In addition, the pro forma financial results contain estimates since Inform Worldwide Inc. did not maintain information on a period comparable with the Company's fiscal year end.

NOTE  3.  RELATED  PARTY  TRANSACTIONS

On December 31, 1998 the Company loaned an officer $18,023 at a rate of 3% per annum. The note was paid in full as of June 30, 2000.

On June 16, 1999, the Company borrowed a 15-day loan of $75,000 at 12% per annum from a related corporation with an ownership interest in Anything Internet Corporation. The note carried a penalty of $50/per day late fee. The note was paid in full by June 30, 2000.

NOTE  4.  LEASE  COMMITMENT

Effective June 3, 1999, the Company extended its lease agreement for office space in Colorado Springs, Colorado, and effective March 1999, entered into a lease agreement for office space in Tampa, Florida. Both leases are for a period of twelve-months and can be renewed at terms and conditions to be established at expiration date. Lease expense incurred for the year ended June 30, 2000 and 1999 was approximately $19,000 each year. The remaining minimum future rental payments, all in 2000 and 1999, are $26,569.

Inform Worldwide, Inc. has leased office space, equipment, and a vehicle under various lease agreements through May 2003. Lease expense incurred for the years ended June 30, 2000 and 1999 was $214,224 and $214,224 respectively. The remaining minimum future lease payments through 2003 are approximately $624,820.


NOTE  5.  NOTES  PAYABLE  &  LINES  OF  CREDIT

The Company has also established a $50,000 line of credit with US Bank of Colorado Springs, Colorado. Payments are due on the 15th of each month and interest accrues at the rate of 10.45% per annum. At June 30, 2000 and 1999 the Company's outstanding balance on this credit line was $46,828 and $27,762.

Inform Worldwide Inc. has established a line of credit with a bank providing for borrowing to $100,000 as of June 30, 2000. This line of credit expired on July 10, 2000. At June 30, 2000 the Company's outstanding balance on this credit line was $ 81,599.

At June 30, 2000 and 1999, the Company had the following notes payable outstanding:

                         June 30, 2000  June 30, 1999
Notes Payable            $      60,168  $      75,000
Line of Credit                 128,427         29,054
                         -------------  -------------
        Total (Current)  $     188,595  $     104,054
                         =============  =============

NOTE  6.  INCOME  TAXES

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses. These loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur.

At June 30, 2000 and 1999 the Company had approximately $2,482,000 and $615,000 of unused federal net operating loss carryforwards, which begin to expire in year 2000 through 2019. A deferred tax asset has been offset by 100% valuation allowance. The Company accounts for income taxes pursuant to SFAS 109. The components of the Company's assets and liabilities are as follows:

                                                     June 30,2000  June 30, 1999
                                                     ------------  -------------
Deferred tax liability                               $         -   $          -
Deferred tax asset arising from:
    Net operating loss carryforwards                     893,895        240,417
                                                     ------------  -------------
                                                         893,895        240,417
Valuation allowance                                     (893,895)      (240,417)
                                                     ------------  -------------
                     Net Deferred Taxes              $          -   $         -


The income tax (benefit) consists of the following:

Current:
    Federal                                          $          -   $         -
    State                                                       -             -
                                                     ------------  -------------

Deferred:                                               (782,205)      (209,595)
    Federal                                             (111,690)       (30,822)
    State                                            ------------  -------------
                                                       ($893,895)     ($240,417)
                                                     ============  =============

No difference exists between these amounts and amounts computed at federal and state statutory rates. The net change in 2000 and1999 in the total valuation allowance was $653,478 and $233,096.

Inform Worldwide, Inc. has been organized as an S-Corporation and paid no income tax at the corporate level. Inform was reorganized as a C-Corporation as of June 30, 2000.

NOTE  7.  STOCKHOLDERS'  EQUITY

The Company is authorized by its Articles of Incorporation, as amended, to issue an aggregate of 50,000,000 shares of class 'A' common stock, no par value, ("common stock"); 25,000,000 shares of class 'B' common stock, no par value ("class B common stock"); 10,000,000 shares of class 'A' preferred stock, no par value, $15 stated value ("class A preferred stock"); and 10,000,000 shares of class 'B' preferred stock, no par value ("class B preferred stock"). No class B common or preferred stock is currently issued or outstanding.

Class  A  Preferred  Stock
--------------------------

During  the  period  from  November  to  December  1999,  the  Company converted
1,769,832 shares of class A common stock into 905,654 shares of class A preferred stock. The Company issued an additional 200,500 preferred shares for $185,000 and $114,000 worth of services performed.

Class A preferred stock has a stated value of $15 per share and bears a 12% annual coupon rate. Each share of class A preferred carries two votes in any voting matter. Class A preferred shares are convertible to three registered common shares after one year holding period at the choice of the shareholders. The Company may also call for the conversion of the preferred stock at any time with a maximum of 60 days notice. Accrued interest is payable in common or preferred stock.

Class  A  Common  Stock
-----------------------

The Company has 5,823,802 and 3,040,400 shares of class A common stock issued and outstanding on June 30, 2000 and 1999 respectively.

A.  Debt  Retirement

In August 1998, the Company exchanged 1,950 shares of common stock for debt cancellation by an officer in the amount of $10,500.

B.  Reissuance

In August 1998, the Company retired all 7,750 then outstanding shares, in addition to 4,200 retired earlier in the year, in exchange for 500,000 shares of new Class A common stock.

Also in August 1998, the Company purchased 200,000 Class A common shares of Banyan Corporation valued at $40,000 in exchange for 1,000,000 Class A common shares of the Company. The 200,000 Banyan shares were distributed among the Company's founders. No additional paid in capital was recorded.

C.  Stock  Based  Compensation

The Company periodically issues stock to various service providers as a form of compensation. The services are valued at the fair market value of the service performed.

             Common Shares Issued  Preferred Shares Issued   Value of Services Received
1998 fiscal             1,340,400                           $                   113,200
1999 fiscal               614,234                   55,000  $                   755,234
             --------------------                           ---------------------------
Total :                 1,954,634                           $                   868,434

D.  Private  Placement

In December 1998 and January 1999, the Company sold 200,000 shares of Class A common stock for $200,000 in a private placement.

E.  Warrants

The Company issued 200,000 Class A Common Stock Purchase Warrants (the "Warrants") in conjunction with a private placement completed in January 1999. Each Warrant entitles the holder to purchase one share of the Company's Class A common stock at an exercise price of $3.00 per share through January 15, 2000, at which time the Warrants expire. The Company may redeem the Warrants at a price of $0.01 per Warrant, at any time through January 15, 2000 upon not less than 30 days, nor more than 60 days, prior written notice, provided that the closing bid quotation for the common stock as reported by any quotation service on which the common stock is quoted is at least $4.00 for ten consecutive trading sessions ending on the two days prior to the day on which notice is given.

As of June 30, 2000, 200,000 warrants have been exercised. Due to warrant exercise, 200,000 shares of class A common stock were issued for $600,000. Additional 89,500 warrants were issued in conjunction with the warrant exercise and carry the same rights as previous 200,000 warrants.

F.  Stock  options

In order to retain highly skilled employees, officers and directors, outsider service providers and obtain general funding, the Company's Board of Directors granted unqualified stock options periodically to various individuals. Among all 2,919,333 shares of outstanding options, 2,909,333 shares are non-qualified stock options granted to officers, directors, employees and consultants to the Company. They are generally granted at equal or above market price and have a life of two to three years and vested immediately.

Employee  Stock  Benefit  Plan

The Company established a employee stock benefit plan on January 10, 1999. 200,000 common shares were reserved under the plan at $1 exercise price and the plan expires in June 2007. The options granted under this plan vest over a period of five years and expire in eight years. On June 4th, 1999, 10,000 options were granted and 7,500 options are outstanding under this plan at an exercise price of $3 per share.

G.  Rights  Plan

On September 20, 1999, the Board of Directors approved a rights dividend plan to be issued to shareholders of record as of September 29, 1999, payable on November 15, 1999. For every thirty shares held, one right will be issued and entitle the holder to purchase one right unit at $7.50. Each right unit will consist of one share of ANYI class A common stock, one share of Anything Coffee Corporation (anyCoffee.com) that will have a transfer clause, and three warrants to purchase one share of ANYI common stock at the respective price levels of $15, $22.50 and $30. Shareholders will have 60 days from the effective registration date to exercise their rights. The warrants are effective for 2 years from the date of issue. Currently, no rights have been exercised.

Summary

A summary of the status of the Company's stock options as of June 30, 2000 and 1999, and changes during the years ending on these dates are presented below:

                                                Weighted      Excerci-   Weighted
                                                  Avg.         sable       Avg.
Options                          Shares      Exercise Price   Options   Fair value
----------------------------  -------------  --------------  ---------  ----------
Outstanding at July 1, 1998               -               -
Granted                             620,000  $        11.19
Exercised                                 -               -
Forfeited/Cancelled                       -               -
                              -------------  --------------
Outstanding at June 30, 1999        620,000  $        11.19     603,333  $      1.48

Granted                           3,597,500  $         1.98
Exercised                           500,000  $         1.00
Forfeited/Cancelled                 544,167  $         1.17
                              -------------  --------------
Outstanding at June 30, 2000      3,173,333  $         4.08   3,117,333  $      0.39
                              =============  ==============

The following table summarizes information about stock options outstanding at June 30, 2000.

                                Options Outstanding                      Options Exercisable
                               ---------------------              -------------------------------

                     Number       Weighted Avg.                       Number
   Range of      Outstanding at     Remaining      Weighted Avg.   Exercisable at   Weighted Avg.
Exercise Prices      6/30/00     Contractual Life  Exercise Price     6/30/00      Exercise Price
---------------  --------------  ----------------  --------------  --------------  ---------------
$    1.00-$3.50      3,073,000          37 months  $         2.13       3,017,333  $          2.15
$ 40.00-$100.00        100,000          21 months  $        63.75         100,000  $         63.75

The Company applies APB Opinion 25 and related Interpretations in accounting for stock options. Accordingly, no compensation cost has been recognized for its stock option award to directors and its employee stock option plan, nor was any compensation cost charged against income under the award or plan in 1999. Had compensation cost for the Company's stock option award and employee stock option plan been determined based on the fair value at the grant dates for awards under the stock option award and employee stock option plan consistent with the method of FASB Statement 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                         June 30,
                                                     2000         1999
                                                 ------------  -------------
Net income (loss)                  As reported   ($1,884,016)    ($591,688)
                                   Pro forma     ($3,073,870)  ($1,497,389)

Basic/diluted earnings per share   As reported        ($0.65)       ($0.24)
                                   Pro form           ($1.05)       ($0.61)

The fair value of each stock option granted in 1999 and 2000 under Anything Internet Corporation stock award and option plans was estimated on the date of grant using the Black-Scholes option-pricing model. The following key assumptions were used to value grants issued for each year:

                        Weighted          Average
                      Average  Risk       Expected                     Dividend
                        Free Rate           Life         Volatility     Yield
                      --------------      --------       ---------    ---------
         2000            5.710%          3-5  Years        12.92%        0.00%
         1999             5.00%            3  Years        N/A           0.00%

It should be noted that the option-pricing model used was designed to value readily tradable stock options with relatively short lives. The options granted to employees are not tradable and have contractual lives of up to ten years. However, management believes that the assumptions used and the model applied to value the awards yields a reasonable estimate of the fair value of the grants made under the circumstances.

NOTE  8.  SUBSEQUENT  EVENT

On July 1st, 2000, the Company signed a letter of intent to acquire Mapas Y Datos and Mapas Latinos of Bogota, Colombia. The company intends to acquire both Mapas Y Datos and Mapas Latinos in a stock-for-stock transaction.

Mapas Y Datos and Mapas Latinos are Latin American geo-technology companies based in Bogot , Colombia. They focus their businesses in the areas of Internet-based mapping, Java programming, geospatial data processing, GPS, wireless communications and the Wireless Application Protocol (WAP). They own proprietary geo-web related software packages and web enabled mapping services for Latin America.

                     DECEMBER 31, 2000 FINANCIAL STATEMENTS


Consolidated Balance Sheets----------------------------------------------41
Consolidated Statements of Operations------------------------------------43
Consolidated Statements of Stockholders Equity---------------------------44 Consolidated Statements of Cash Flows------------------------------------45
Notes to Consolidated Financial Statements-------------------------------46


                       INFORM  WORLDWIDE  HOLDINGS,  INC.
                         CONSOLIDATED  BALANCE  SHEETS
                                 (unaudited)

                                   ASSETS


                                              December 31,    June 30,
                                                  2000          2000
                                              -------------  ----------

Current assets:
  Cash                                        $       2,206  $  199,755
  Accounts receivable                                     0      78,717
  Notes receivable-related party                          0     208,762
                                              -------------  ----------
             Total current assets                     2,206     487,234
                                              -------------  ----------


Furniture and equipment, less accumulated           110,881     139,551
  depreciation of $302,020 and $266,602.
Software development costs, less accumulated        169,855      49,359
  amortization of $90,263, and $78,871.

Investment in Mapas y Datos                         100,000           0
Licensing rights, less accumulated                2,226,732   9,126,949
  amortization of $657,425 and $0
Deposits                                             16,884      16,884
                                              -------------  ----------

                                                  2,624,352   9,332,743
                                              -------------  ----------

                                              $   2,626,558  $9,819,977
                                              =============  ==========

                        INFORM WORLDWIDE HOLDINGS, INC.
                          CONSOLIDATED BALANCE SHEETS
                                  (Unaudited)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                     December 31,     June 30,
                                                         2000           2000
                                                    --------------  ------------
Current liabilities:
  Accounts payable                                  $     200,835   $   234,098
  Accrued expenses                                         47,673        62,616
  Accrued liability                                        30,255             0
  Interest payable                                         21,836             0
  Bank lines of credit                                     40,665       128,427
  Notes payable                                                 0        60,168
  Notes payable - related party                         1,063,440             0
                                                    --------------  ------------

                       Total current liabilities        1,404,704       485,309
                                                    --------------  ------------

                Total Liabilities                       1,404,704       485,309

Stockholders' equity:
  Preferred stock, class A, no par value
   10,000,000 shares authorized;
   0 and 1,106,154 shares issued and outstanding                0       629,418

  Common stock, class A, no par value;
    25,000,000 shares authorized;
    8,248,917 and 5,823,802 issued and outstanding      6,587,246    11,205,716

  Accumulated deficit                                  (5,365,392)   (2,500,466)
                                                    --------------  ------------
                Total stockholders' equity              1,221,854     9,334,668
                                                    --------------  ------------
  Total liabilities and stockholders' equity        $   2,626,558   $ 9,819,977
                                                    ==============  ============

                                   INFORM WORLDWIDE HOLDINGS, INC.
                                 CONSOLIDATED STATEMENT OF OPERATIONS
                                             (unaudited)

                                                 - For The Quarter Ending -  - For The Six Months Ending -
                                                         December 31,               December 31,
                                                      2000         1999          2000         1999
                                                  ------------  -----------  ------------  -----------
Sales                                             $         0   $   13,879   $    51,636   $  583,628

Cost of sales                                               0        5,484           576      593,022
                                                  ------------  -----------  ------------  -----------

Gross profit                                                0        8,395        51,060       (9,394)

Selling, general and administrative expenses        1,209,012      250,038     2,474,760      474,801

Stock based compensation                              398,363      313,300       413,363      323,300
                                                  ------------  -----------  ------------  -----------
(Loss) from operations                             (1,607,375)    (554,943)   (2,837,063)    (807,495)
                                                  ------------  -----------  ------------  -----------

Other income (expense):
  Interest income                                           0            0           269            0
  Gain on sale of equipment                             1,220            0         1,220            0
  Interest expense                                    (24,605)      (6,356)      (29,352)      (7,526)
                                                  ------------  -----------  ------------  -----------
Income (loss) before provision for income taxes    (1,630,760)    (561,299)   (2,864,926)    (815,021)

Provision for income taxes                                  0            0             0            0
                                                  ------------  -----------  ------------  -----------
Net income (loss)                                 $(1,630,760)  $ (561,299)  $(2,864,926)  $ (815,021)
                                                  ============  ===========  ============  ===========
Basic/Diluted net loss per share                       ($0.24)      ($0.21)       ($0.45)      ($0.29)
                                                  ============  ===========  ============  ===========
Basic/Diluted weighted average                      6,872,174    2,698,320     6,430,488    2,794,298
number of common shares                           ============  ===========  ============  ===========
outstanding

                                           INFORM  WORLDWIDE  HOLDINGS,  INC.
                                     CONSOLIDATED  STATEMENT  OF  STOCKHOLDERS'  EQUITY
                                          From  July  1,  1999  to  December  31,  2000
                                                       (unaudited)

                                                                                                    Stock
                                                 Preferred Stock            Common Stock            Subscrip.      Accum.
                                               Shares       Amount      Shares        Amount       Receivable     Deficit
                                             -----------  ----------  -----------  ------------  ------------  ------------
Balances at June 30, 1999                             -   $       -    3,040,400   $   427,900      ($68,000)    ($616,450)
                                             -----------  ----------  -----------  ------------  ------------  ------------
Subscription Received                                                     34,000                      68,000
Stock issued for goods and services              55,000     141,000      614,234       614,234
Common stock issued on warrant exercise                                  200,000       600,000
Common stock issued on option exercise                                   500,000       500,000
Sales of Common & Preferred Stock               145,500     185,000      205,000       405,000
Offering expense                                                                       (38,000)
Conversion of common stock
  to preferred stock                            905,654     303,418   (1,769,832)     (303,418)
Shares issued in acquisition                                           3,000,000     9,000,000
Net loss for the year ended June 30, 2000                                                                       (1,884,016)
                                             -----------  ----------  -----------  ------------  ------------  ------------
Balances at June 30, 2000                     1,106,154   $ 629,418    5,823,802   $11,205,716   $         -   ($2,500,466)
                                             -----------  ----------  -----------  ------------  ------------  ------------
Sales of common stock                                                    285,000       489,629
Sales of common stock in private placement                               380,000       190,000
Common stock issued for goods and services                               150,000        75,000
Conversion of class A preferred stock to
  common stock                               (1,106,154)   (629,418)   3,318,462       629,418
Common stock issued as payment for 12%
  interest on class A preferred stock                                    398,253       373,362
Offering expense                                                                       (56,079)
Common stock rescinded from separation
  agreement                                                           (2,106,600)   (6,319,800)
Net loss for the six months ended
December 31, 2000                                                                                               (2,864,926)
                                             -----------  ----------  -----------  ------------  ------------  ------------
Balances at December 31, 2000                         -   $       -    8,248,917   $ 6,587,246   $         -   ($5,365,392)
                                             ===========  ==========  ===========  ============  ============  ============


                                                Stock-
                                               Holders'
                                                Equity
                                             ------------
Balances at June 30, 1999                      ($256,550)
                                             ------------
Subscription Received                             68,000
Stock issued for goods and services              755,234
Common stock issued on warrant exercise          600,000
Common stock issued on option exercise           500,000
Sales of Common & Preferred Stock                590,000
Offering expense                                 (38,000)
Conversion of common stock
  to preferred stock                                   -
Shares issued in acquisition                   9,000,000
Net loss for the year ended June 30, 2000     (1,884,016)
                                             ------------
Balances at June 30, 2000                    $ 9,334,668
                                             ------------

Sales of common stock                            489,629
Sales of common stock in private placement       190,000
Common stock issued for goods and services        75,000
Conversion of class A preferred stock to
  common stock                                         -
Common stock issued as payment for 12%
  interest    on class A preferred stock         373,362
Offering expense                                 (56,079)
Common stock rescinded from separation
  agreement                                   (6,319,800)
Net loss for the six months ended
December 31, 2000                             (2,864,926)
                                             ------------
Balances at December 31, 2000                $ 1,221,854
                                             ============

                               INFORM WORLDWIDE HOLDINGS, INC.
                             CONSOLIDATED STATEMENTS OF CASH FLOWS
                                        (Unaudited)

                                      -For the Three Months Ended- -For the Six Months Ended-
                                               December 31,               December 31,
                                             2000         1999         2000         1999
                                         ------------  ----------  ------------  ----------
Cash flows from operating activities:
   Net loss                              $(1,630,760)  $(561,299)  $(2,864,926)  $(815,021)
    Adjustments:
  Depreciation and amortization              354,736       8,945       709,569       8,861
  Stock based compensation                   398,363     313,300       413,363     323,300
  Gains from sale of equipment                (1,220)          0        (1,220)          0
  Gains on debt retirement                         0     (35,348)      (30,000)          0
    Changes in:
  Accounts receivable & other current         61,133      97,865       287,480     180,671
  operating assets
  Accounts payable and other operating        54,279      22,674         3,886     156,953
  Liabilities
                                         ------------  ----------  ------------  ----------
   Net cash provided by (used for)          (763,469)   (153,863)   (1,481,848)   (145,236)
    Operating activities

Cash flows from investing activities:
  Investment in Mapas y Datos               (100,000)          0      (100,000)          0
  Investment in software development         (74,123)    (10,101)      (81,888)     (7,584)
  Purchase of Furniture/Equipment             (3,786)          0       (11,387)     (4,399)
  Receipt of notes receivable                      0      18,023             0      18,023
  Sale of Equipment                            3,000       3,469         3,000           0
                                         ------------  ----------  ------------  ----------
   Net cash provided by (used for)          (174,909)     11,391      (190,275)      6,040
    Investing activities

Cash flows from financing activities:
  Proceeds from notes payable                703,435           0     1,063,435      23,942
  Proceeds from sale of stock                      0     178,000       395,149     201,000
  Proceeds from private placement            190,000           0       190,000           0
  Offering Expense                           (56,080)          0       (56,080)          0
  Payments of Notes Payable                        0           0       (30,168)          0
  Payment of bank line of credit              (2,674)     (4,232)      (87,762)    (22,051)
                                         ------------  ----------  ------------  ----------
   Net cash provided by (used for)           834,681     173,768     1,474,574     202,891
    financing activities                 ------------  ----------  ------------  ----------
Net increase (decrease) in cash          $  (103,697)  $  31,296   $  (197,549)  $  63,695
Cash at beginning of the Period          $   105,903   $  33,853   $   199,755   $   1,454
                                         ------------  ----------  ------------  ----------
Cash at end of the period                $     2,206   $  65,149   $     2,206   $  65,149
                                         ============  ==========  ============  ==========

Schedule  of  non-cash  investing  and  financing  activities:
  Issued additional 100,000 shares of class A Common Stock at $0.50 per share for maps required by E-hub on November 20, 2000. Issuance increased valuation of software development by $50,000. Issued another 50,000 shares of class A common stock at $0.50 per share for directors'
  services  valued at  $25,000.

Supplemental  Disclosure
  Cash  paid  for interest during quarter ended December 31, 2000 and 1999: $
   4043.48  and  $0.

                         INFORM WORLDWIDE HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  1.  ORGANIZATION,  OPERATIONS  AND  SUMMARY  OF  SIGNIFICANT  ACCOUNTING
POLICIES:

Basis  of  Presentation
-----------------------
The consolidated financial statements include the accounts of Inform Worldwide Holdings, Inc. (formerly Anything Corporation & Anything Internet Corporation) and its wholly owned subsidiaries, Inform Worldwide Inc., AnythingPC Internet Corporation and Anything Coffee Corporation.

Nature  of  Organization
------------------------
The Company, operating through its subsidiary Inform Worldwide, Inc., has changed its focus to become a location-based services provider throughout the Americas beginning July 2000. The company currently supports two major product lines: an Internet mapping portal that focuses on Latin America & Spanish-speaking markets and location tracking of vehicles and valuable assets through wired and wireless Internet. The company is also developing additional Internet-based location-aware software solutions customized for individual clients.

Interim  Unaudited  Financial  Statement
----------------------------------------
The interim financial statements are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim periods. The results of operations for the six months ended December 31, 2000 are not necessarily indicative of the results of the entire year. The financial statements included herein are presented in accordance with the requirements of Form 10-QSB and consequently do not include all of the disclosures normally made in the registrant's annual Form 10-KSB filing. These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Company's Form 10-KSB for the year ended June 30, 2000.

Impact  Of  Recently  Issued  Accounting  Pronouncements
--------------------------------------------------------
In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) 101 which provides guidance on applying generally accepted accounting principles to selected revenue recognition issues. Management believes that the Company's revenue recognition policies are in accordance with SAB 101.

Net  income  (loss)  per  share
--------------------------------
The  net  stock  income  (loss) per share is computed by dividing the net income
(loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and common stock issuable upon conversion of the Company's preferred stock are not included in the computation if the effect of such inclusion would be anti-dilutive and would increase the earnings or decrease loss per share. If included, the diluted weighted average outstanding shares would have been 14,185,648 and 5,301,991 for the three months ended
December  31,  2000  and  1999.

NOTE  2:  INTANGIBLE  ASSETS

Licensing  Rights
-----------------
On June 30, 2000, the Company completed its acquisition of Inform Worldwide, Inc. (Inform). Inform is a geographical information system (GIS) related training, consulting and software development company based in Colorado. Inform Worldwide, Inc. has developed proprietary geography/location related software and contractual relationships. The licensing rights acquired from Inform Worldwide Inc. provide the Company the ability to transact business in the name of Inform Worldwide Inc. and rights to sell and promote Inform Worldwide Inc.'s proprietary technology. A total of 3,030,000 shares of Class A common stock, valued at $3 per share were issued to Inform Worldwide Inc. in the acquisition. The Company also acquired Inform's liabilities of approximately $126,000. The Licensing Rights were valued at $9,203,957 according to purchase accounting method. The purchased licensing rights give the Company access to an estimated twelve GIS software applications developed by Inform Worldwide Inc. and Mapas y Datos of Bogota, Colombia. The Licensing Rights is assigned a useful life of seven years. Amortization expense for the quarter ended December 31, 2000 and 1999 is $335,644 and $0.

In January 2001, the Company entered into a separation agreement with its President, former owner of Inform Worldwide, Inc. According to the agreement, 2,106,600 shares of common stock owned by its President were surrendered to the Company. The Company retains its licensing rights of all software packages acquired during its acquisition of Inform Worldwide, Inc. The result of this transition has been adjusted retroactively to December 31, 2000. The valuation of the licensing rights decreased by $6,319,800 to $2,884,157 as a result of the separation agreement.

Software  Development  Costs
----------------------------
During the quarter ended December 31, 2000, the Company capitalized $124,000 of E-hub development expenditures. This development cost consists of $113,200 in map data acquisition and set-up fees of our hub at a third party hosting facility. The E-hub development cost is expected to have a life of five year. Amortization of these development costs will begin when we deliver products for commercial use. Revenue is expected to begin in upcoming fiscal quarter.

NOTE  3.  RELATED  PARTY  TRANSACTIONS

During the Quarter ended December 31, 2000 the Company borrowed an additional $ 700,456 from two officers. Several notes payables to one officer, totaling $650,456, are due on demand and carry 11% per annum interest. A $50,000 notes payable to the other officer carries a 12% per annum interest rate and is due on October 26, 2000. This note was personally guaranteed by the first officer. A note payable of $110,000 by an officer's spouse was renewed on Oct 26, 2000. The company guarantees all notes payable with substantially all of its tangible and intangible assets.

As of September 31, 2000, an officer advanced $33,398 from the Company. The officer resigned as an officer and director in September 2000. The Company agreed to reclassify $25,000 of the receivable as offering expense for funds raised and the remaining amount as expense reimbursement for maintaining a corporate office for six months.

In January 2001, the Company entered into a separation agreement with its President, former owner of Inform Worldwide, Inc. According to the agreement, the President surrendered 2,106,600 shares of common stock to the Company and resigned as an officer and director of the Company. These shares were cancelled in exchange for certain minor office equipment. The President also surrendered his employment agreement in exchange for the release of non-compete provisions of his employment agreement.

NOTE  4.  LEASE  AND  COMMITMENTS

The Company signed lease agreements for its office in two locations. One lease expires end of May 2000 and the other lease expires May 2003. The Company has also signed several equipment leases that expire in 2001 and 2003. Lease expense for both property and equipment incurred for the quarter ended December 31, 2000 and 1999 was approximately $54,930 and $4,152. The total remaining minimum future rental payments is $516,293 of which $216,850 is current.

In December 2000, the Company entered into an agreement with a third party hosting facility to develop its E-hub product offering. The agreement expires in twelve months. The minimum future payment remaining as of December 31, 2000 is approximately $185,000.

NOTE  5.  NOTES  PAYABLE  &  LINES  OF  CREDIT

The Company has also established a $50,000 line of credit with US Bank of Colorado Springs, Colorado. Payments are due on the 15th of each month and interest accrues at the rate of 10.45% per annum. At December 31, 2000 and June 30, 2000 the Company's outstanding balance on this credit line was $40,665 and $46,828. This Line-Of-Credit is personally guaranteed by a prior officer.

NOTE  6.  INCOME  TAXES

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses. These loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur.

At December 31, 2000 and June 30, 2000, the Company had approximately $5,367,392 and $2,482,000 of unused federal net operating loss carry-forward. A deferred tax asset has been offset by 100% valuation allowance. The Company accounts for income taxes pursuant to SFAS 109. The components of the Company's assets and liabilities are as follows:

                                                      December 31, 2000    June 30, 2000
                                                     -------------------  ----------------
Deferred tax asset arising from:
    Net operating loss carry-forwards                $        2,825,652   $       893,895

Valuation allowance                                          (2,825,652)         (893,895)
                                                     -------------------  ----------------
               Net Deferred Taxes                    $                -   $             -

The income tax (benefit) consists of the following:
Deferred:
    Federal                                                  (1,690,728)         (782,205)
    State                                                      (241,533)         (111,690)
                                                     -------------------  ----------------
                                                            ($2,825,652)        ($893,895)
                                                     ===================  ================

No difference exists between these amounts and amounts computed at federal and state statutory rates. The net change during the quarter ended December 31, 2000 is an increase of $ 1,555,877in valuation allowance.

NOTE  7.  STOCKHOLDERS'  EQUITY

The Company is authorized by its Articles of Incorporation, as amended, to issue an aggregate of 25,000,000 shares of class 'A' common stock, no par value, ("common stock"); 25,000,000 shares of class 'B' common stock, no par value ("class B common stock"); 10,000,000 shares of class 'A' preferred stock, no par value, $15 stated value ("class A preferred stock"); and 10,000,000 shares of class 'B' preferred stock, no par value ("class B preferred stock"). No class B common or preferred stock is currently issued or outstanding on December 31, 2000.

Class  A  Preferred  Stock
--------------------------
The Company's class A preferred stock has a stated value of $15 per share and bears a 12% annual coupon rate. Each share of class A preferred carries two votes in any voting matter. Class A preferred shares are convertible to three registered common shares beginning December 18th, 2000. On December 18, 2000, the Company called the conversion of all 1,106,154 shares of outstanding class A preferred stock. The company issued 3,318,462 shares of free trading common stock as principal conversion. The company is required to file a form SB-2 registration statement with respect to the restricted shares issued for the conversion. An additional 398,253 shares of restricted common stock was issued on December 18, 2000 as a one-year interest payment on the preferred stock. The common shares issued for interest are valued at $0.9375 per share, closing price on December 18, 2000. A stock-based interest payment of $373,362 was recorded as a result of the conversion.

Class  A  Common  Stock
-----------------------
The Company has 8,248,917 and 5,823,802 shares of class A common stock issued and outstanding on December 31 and June 30, 2000 respectively. The balance of common stock at the end of December 31, 2000 include the effect of preferred stock conversion and interest payment.

Private  Placement
------------------
On November 16,2000 the Company issued a private placement to sell 2,000,000 class A common shares at $1.50 to accredited investors. This offer expires February 15, 2000 with a possible extension of 90 days. As of December 2000, $190,000 was raised. On January 6, 2000, the company revised its offering price to $0.50 due to the deterioration in stock market prices. Shares outstanding were retroactively adjusted to reflect the change in offering prices. Proceeds from the private placement have been used to support working capital and the acquisition agreement of Mapas y Datos.

Stock  Based  Compensation
--------------------------

The Company periodically issues stock to various service providers as a form of compensation. The services are valued at the fair market value of the service performed.

                                   Common Shares  Preferred Shares  Value of Services
                                          Issued            Issued           Received
Quarter ended December 31, 1999          291,300            55,000  $          313,300
Quarter ended  December 31,  2000        448,253                    $          398,363

Among the 448,253 common shares issued, 50,000 shares of common stock were issued in payment of director's fee for year 2001. The remaining shares were issued as interest payment for preferred stock.

Stock  Options  Awards
-----------------------
In order to retain highly skilled employees, officers and directors, outside service providers, and to obtain general funding, the Company's Board of Directors granted unqualified stock options periodically to various individuals. They are generally granted at equal or above market price and have a life of two to three years and vested immediately or after 18 months.

Summary
--------
A summary of the status of the Company's stock options as of December 31, 2000 and June 30, 2000, and changes during the quarters ended on December 31, 2000 and September 30, 2000 are presented below:

                                                                       Weighted       Excerci-   Weighted
                                                                         Avg.          sable        Avg.
              Options                                 Shares        Exercise Price    Options    Fair value
              -------                             ----------------  ---------------  ----------  -----------
Outstanding at September 30, 2000                        5,093,333  $          3.65   3,367,333  $      0.44
                                                  ----------------  ---------------
Adjustments for Warrants issued in prior period             86,167  $          3.00
Granted                                                    240,000  $          1.89
Exercised                                                        0  $             0
Forfeited/Cancelled                                        275,000  $          3.00
                                                  ----------------  ---------------
                                                         5,144,500  $          3.59  $3,408,500  $      0.44
                                                  ================  ===============

NOTE  8.  CONTINGENCIES

The Company is involved in a legal action relating to the conversion of preferred stock. The Company does not believe it will have any financial impact, if any.

NOTE  9.  SUBSEQUENT  EVENT

On January 26, 2000, the Company entered into a separation agreement with its President, former owner of Inform Worldwide, Inc. The effect of this agreement has been retroactively reflected on its balance sheet. See Note 2, Licensing Rights.

The Company's existing acquisition agreement of Mapas y Datos expires on February 14, 2000. The company expects to replace the current agreement with a joint venture agreement with Mapas y Datos on a revenue/cost sharing basis. The original agreement will be extended until the new agreement goes into effect.

     CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                   DISCLOSURE

We used J. Paul Kenote P.C. as accountant for the period ended June 30, 1998. We used Ron Chadwick P.C. as accountant for the period ended June 30, 1999 and June 20, 2000. We used Ehrhardt Keefe Steiner & Hottman P.C. since November 14th, 2000 to present. There have been no disagreements between our accountants and us regarding accounting and financial disclosure.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Bylaws provide that we shall indemnify its directors, officers, employees and agents to the fullest extent now or hereafter permitted by Colorado law. Under such provisions, any director or officer who, in his or her capacity as such, is made, or threatened to be made, a party to any suit or proceeding will be indemnified if such director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of our company and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The Bylaws and Colorado law further provide that such indemnification is not exclusive of any other rights to which such individual may be entitled under the Articles of Incorporation, Bylaws, any agreement, insurance policies, vote of shareholders or disinterested directors or otherwise.

In addition, the By-Laws provide that, to the full extent now or hereafter permitted by Colorado law, our directors and officers will not be liable for monetary damages for breach of their fiduciary duty of care to our company and our shareholders provided that the person sued is successful or the proceedings against him is settled with the approval of the court and the court finds his conduct fairly and equitably merits such indemnification. This provision in the By-Laws does not eliminate the directors' fiduciary duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Colorado law. Each director will continue to be subject to liability for breach of his or her duty of loyalty to our company and our shareholders for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for certain activities prohibited by Colorado law (relating primarily to the unlawful payment of dividends or repurchase of stock), or for any transaction from which the director derived an improper personal benefit. This provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We intend to obtain directors' and officers' liability insurance in the very near future.

                  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC  registration  fee------------------------------   $  500.00
Accounting  fees  and  expenses---------------------      500.00
Legal  fees  and  expenses--------------------------    5,000.00
Printing  and  mailing  expenses--------------------      500.00
Miscellaneous  expenses-----------------------------      500.00
                                                       ---------
     Total------------------------------------------   $7,000.00
                                                       =========

The foregoing items, except for the SEC registration fee, are estimated. We will pay all of the above expenses. The selling security holders will pay their own expenses, including expenses of their own counsel, broker or dealer fees, discounts and expenses, and all transfer and other taxes on the sale of the shares of common stock offered by this prospectus.

                     RECENT SALES OF UNREGISTERED SECURITIES

We have recently sold less than 760,000 shares for approximately $380,000 in proceeds in a 506 private placement.

                                    EXHIBITS

   (a) Exhibits. The following exhibits are filed as part of this registration statement.

EXHIBIT
 NO.               DESCRIPTION  OF  EXHIBIT
-------              ----------------------

5.1  --  Opinion  of  Wolin  &  Rosen  Ltd.*
23.1 --  Consent  of  Wolin  &  Rosen  Ltd.  (Included  in  Exhibit  5.1)
23.2 -- Consent of Ronald Chadwick, P.C. with respect to the financial statements of Inform Worldwide Holdings, Inc.
24.1 -- Power of Attorney of Inform Worldwide Holdings, Inc. (included in the signature pages to this Registration Statement).
24.2 --  Exchange  Offer  in  October  99
---------------------------------------------------
*To  be  filed  by  Amendment

                                  UNDERTAKINGS

The  undersigned  registrant  hereby  undertakes:

 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

 (i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Englewood, State of Colorado, on March 30, 2000.



Inform Worldwide Holdings, Inc.

/s/ Larry G. Arnold    Chairman and Chief Executive Officer           April 13, 2001
-----------------------
    Larry G. Arnold    (Principal  Executive  Officer)

/s/ Mitzi Mitchell     Controller & Assistant Secretary & Treasurer   April 13, 2001
-----------------------
    Mitzi Mitchell     (Principal Financial & Accounting Officer)


/s/  J. D. Kish        Director & Secretary & Treasurer               April 13, 2001
-----------------------
J.D.  Kish

/s/  Donald Plekenpol  Director                                       April 13, 2001
-----------------------
Donald  Plekenpol

/s/ John Herbers       Director                                       April 13, 2001
-----------------------
John  Herbers

EXHIBIT
 NO.               DESCRIPTION  OF  EXHIBIT
-------              ----------------------

5.1  --  Opinion  of  Wolin  &  Rosen  Ltd.*
23.1 --  Consent  of  Wolin  &  Rosen  Ltd.  (Included  in  Exhibit  5.1)
23.2 -- Consent of Ronald Chadwick, P.C. with respect to the financial statements of Inform Worldwide Holdings, Inc.
24.1 -- Power of Attorney of Inform Worldwide Holdings, Inc. (included in the signature pages to this Registration Statement).
24.2 --  Exchange  Offer  in  October  99
---------------------------------------------------
*To  be  filed  by  Amendment